Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CHANNEL THERAPEUTICS CORPORATION,

CHRO MERGER SUB INC.,

LNHC, INC.,

and solely for purposes of Article III,

LIGAND PHARMACEUTICALS INCORPORATED

Dated as of April 16, 2025

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		2
1.1	Effective Time of the Merger	2
1.2	Closing	2
1.3	Effects of the Merger	2
1.4	Directors and Officers of the Surviving Corporation	2
1.5	Public Company Matters	3
ARTICLE II CONVERSION OF SECURITIES		3
2.1	Conversion of Capital Stock	3
2.2	Exchange of Certificates	6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER		7
3.1	Organization, Standing and Power	7
3.2	Capitalization	7
3.3	Subsidiaries	8
3.4	Authority; No Conflict; Required Filings and Consents	8
3.5	Financial Statements; Information Provided	10
3.6	No Undisclosed Liabilities	11
3.7	Absence of Certain Changes or Events	11
3.8	Taxes	11
3.9	Owned and Leased Real Properties	13
3.10	Intellectual Property	13
3.11	Contracts	15
3.12	Litigation	16
3.13	Environmental Matters	17
3.14	Employee Benefit Plans	17
3.15	Compliance With Laws	17
3.16	Permits and Regulatory Matters	18
3.17	Employees	19
3.18	Insurance	20
3.19	Brokers; Fees and Expenses	20
3.20	Certain Business Relationships with Affiliates	20
3.21	Controls and Procedures, Certifications and Other Matters	21
3.22	Books and Records	21
3.23	Ownership of Public Company Common Stock	21
3.24	Privacy and Data Protection	21
3.25	No Other Representations or Warranties	22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND THE MERGER SUB		22
4.1	Organization, Standing and Power	22
4.2	Capitalization	23
4.3	Subsidiaries	24
4.4	Authority; No Conflict; Required Filings and Consents	25
4.5	SEC Filings; Financial Statements; Information Provided	27
4.6	No Undisclosed Liabilities	28
4.7	Absence of Certain Changes or Events	28
4.8	Taxes	28
4.9	Owned and Leased Real Properties	30

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4.10	Intellectual Property	31
4.11	Contracts	32
4.12	Litigation	34
4.13	Environmental Matters	34
4.14	Employee Benefit Plans	35
4.15	Compliance With Laws	37
4.16	Permits and Regulatory Matters	37
4.17	Employees	38
4.18	Insurance	39
4.19	Opinion of Financial Advisor	40
4.20	Valid Issuance	40
4.21	“Combinations with Interested Stockholders” Statutes	40
4.22	Brokers; Fees and Expenses	40
4.23	Operations of Merger Sub	40
4.24	Certain Business Relationships with Affiliates	40
4.25	Controls and Procedures, Certifications and Other Matters	41
4.26	Books and Records	41
4.27	Privacy and Data Protection	41
4.28	No Shell Company Status	42
4.29	No Other Representations or Warranties	42
ARTICLE V CONDUCT OF BUSINESS		42
5.1	Covenants of Merger Partner	42
5.2	Covenants of Public Company	44
5.3	Confidentiality	47
ARTICLE VI ADDITIONAL AGREEMENTS		47
6.1	No Solicitation	47
6.2	NYSE American Listing	51
6.3	Access to Information	51
6.4	Stockholder Approval	52
6.5	Legal Conditions to Merger	53
6.6	Public Disclosure	55
6.7	Intended Tax Treatment	55
6.8	Affiliate Legends	55
6.9	D&O Indemnification	55
6.10	Notification of Certain Matters	57
6.11	Employee Communications	57
6.13	State Takeover Laws	57
6.14	Security Holder Litigation	58
6.15	Section 16 Matters	58
6.16	Calculation of Exchange Ratio	58
6.17	Continuing Employee Offers	58
6.18	Merger Partner Financials	59
6.19	Amendment to Public Company Equity Plan	59
6.20	Obligations of Merger Sub	59
ARTICLE VII CONDITIONS TO MERGER		59
7.1	Conditions to Each Party’s Obligation to Effect the Merger	59
7.2	Additional Conditions to the Obligations of Public Company and Merger Sub	60
7.3	Additional Conditions to the Obligations of Merger Partner	61

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ARTICLE VIII TERMINATION AND AMENDMENT		62
8.1	Termination	62
8.2	Effect of Termination	63
8.3	Fees and Expenses	63
ARTICLE IX MISCELLANEOUS		64
9.1	Non-survival of Representations, Warranties and Agreements	64
9.2	Notices	64
9.3	Entire Agreement	65
9.4	Amendment	65
9.5	Extension; Waiver	65
9.6	Procedure for Termination, Amendment, Extension or Waiver	65
9.7	No Third Party Beneficiaries	66
9.8	Assignment	66
9.9	Severability	66
9.10	Counterparts and Signature	66
9.11	Interpretation	66
9.12	Governing Law	67
9.13	Remedies	67
9.14	Submission to Jurisdiction	67
9.15	WAIVER OF JURY TRIAL	67
9.16	No Third-Party Beneficiaries.	68
9.17	Disclosure Schedule	68
9.18	Certain Defined Terms	68

Exhibit A-1	Form of Lock-Up Agreement – Public Company and Merger Partner Directors and Officers
Exhibit A-2	Form of Lock-Up Agreement –Lead Investors in Concurrent Financing
Exhibit A-3	Form of Lock-Up Agreement – Other Concurrent Financing Participants
Exhibit A-4	Form of Lock-Up Agreement – 3i, LP
Exhibit B-1	Form of Surviving Corporation Certificate of Incorporation
Exhibit B-2	Form of Surviving Corporation Bylaws
Exhibit C	Form of Securities Purchase Agreement
Exhibit D	Form of Certificate of Designations
Annex A	Illustration of Exchange Ratio
Annex B	Directors

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2025, is entered into by and among Channel Therapeutics Corporation, a Nevada corporation (“Public Company”), CHRO Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Public Company (the “Merger Sub”), LNHC, Inc., a Delaware corporation (“Merger Partner”), and for purposes of Article III hereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”).

WHEREAS, the board of directors of Public Company (the “Public Company Board”) and the board of directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger (as defined below) is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement, including the authorization of a class of Series A Convertible Preferred Stock, $0.0001 par value per share, of Public Company, as contemplated by the Certificate of Designations (as defined below) (the “Public Company Series A Preferred Stock”), and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, (A) the approval of the issuance of shares of Public Company Series A Preferred Stock pursuant to this Agreement and the Concurrent Financing (as defined below), in each case pursuant to Sections 710-713 of the NYSE American LLC Company Guide (the “Share Issuances”), and (B) approval, to the extent required under applicable Nevada Revised Statutes (“NRS”) statutes, of the Public Company Charter Amendment (the “Charter Amendment Proposal”) and (C) the adoption of amendments to, or an amendment and restatement of, the Public Company Equity Incentive Plan (as defined below) (the “Equity Incentive Plan Amendment Proposal”);

WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly-owned subsidiary of Public Company;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s and Merger Partner’s willingness to enter into this Agreement, each of (i) the officers and directors of the Public Company immediately prior to the Effective Time and listed on Schedule A of the Public Company Disclosure Schedule have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-1, (ii) the officers and directors of Merger Partner immediately prior to the Effective Time and listed on Schedule A of the Merger Partner Disclosure Schedule have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-2, (iii) certain investors who have entered into the Securities Purchase Agreements (as defined below) in connection with the Concurrent Financing (as defined below) have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-3, and (iv) 3i, LP, a Delaware limited partnership (“3i”), has entered into a lock-up agreement, substantially in the form attached hereto as Exhibit A-4 (Exhibits A-1, A-2, A-3 and A-4, collectively, the “Lock-Up Agreements”);

WHEREAS, for United States federal income tax purposes, (i) it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or that the Merger and the Concurrent Financing shall be treated as an integrated transaction that qualifies as an exchange of shares of common stock, par value $0.01 per share of Merger Partner (“Merger Partner Capital Stock”) and cash for shares of Public Company Series A Preferred Stock within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors shall have entered into a securities purchase agreement, substantially in the form attached hereto as Exhibit C (the “Securities Purchase Agreement”), representing an aggregate commitment of not less than $50,000,000, pursuant to which such investors have agreed to purchase the number of shares of Public Company Series A Preferred Stock set forth therein immediately prior to the Effective Time (the “Concurrent Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Merger Sub and Merger Partner agree as follows:

ARTICLE I
THE MERGER

1.1          Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2          Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time (or at such other time as Public Company and Merger Partner mutually agree upon, orally or in writing), on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions by remote exchange of electronic documents, unless another date or time is agreed to in writing by Public Company and Merger Partner). For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or permitted by Law to be closed or other day on which the Delaware Secretary of State is closed.

1.3          Effects of the Merger. At the Effective Time, (i) Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and the separate existence of Merger Sub shall cease and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B-1, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth on Exhibit B-2, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4          Directors and Officers of the Surviving Corporation.

(a)           The individuals named on Section 1.4(a) of the Merger Partner Disclosure Schedule shall be and constitute all of the directors of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)           The individuals named on Section 1.4(b) of the Merger Partner Disclosure Schedule (or such other executive officers of Merger Partner designated by Merger Partner prior to the Effective Time) shall be and constitute all of the officers of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5          Public Company Matters.

(a)           Board of Directors. Public Company shall take such actions as may be reasonably necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Public Company Board) so that, immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7) and shall consist of (i) four (4) directors selected by Merger Partner that are listed on Section 1.5(a) of the Merger Partner Disclosure Schedule (the “Merger Partner Designees”), (ii) the intended Chief Executive Officer of Public Company following the Closing that is listed on Section 1.5(a) of the Merger Partner Disclosure Schedule, (iii) one (1) director selected by the Public Company Board listed on Section 1.5(a) of the Public Company Disclosure Schedule (the “Public Company Designee”), and (iv) one (1) director selected by Nomis Bay listed on Annex B (the “Nomis Bay Designee”). If any Merger Partner Designee, Public Company Designee or Nomis Bay Designee is unable or unwilling to serve as director of Public Company, the party appointing such Person shall designate a successor.

(b)           Officers. Public Company shall take such actions as may be reasonably necessary (including, to the extent necessary, procuring the resignation (to the extent limited to positions held by such officers and not employment) or removal of any officer of Public Company) so that the officers of Merger Partner immediately prior to the Effective Time shall constitute all of the officers of Public Company immediately after the Effective Time (or if such individual is unable or unwilling to serve as an officer of the Public Company Board immediately following the Effective Time, then another individual that is designated by Merger Partner prior to the Effective Time), each having the same title as he or she had as an officer of Merger Partner immediately prior to the Effective Time.

(c)           Charter Amendments. Public Company shall, immediately prior to the Concurrent Investment, file the Public Company Charter Amendment and the Certificate of Designations with the Nevada Secretary of State.

ARTICLE II
CONVERSION OF SECURITIES

2.1          Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:

(a)           Capital Stock of Merger Sub. Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)          Cancellation of Treasury Stock. All shares of Merger Partner Capital Stock that are held in treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c)          Conversion of Merger Partner Capital Stock. Subject to Section 2.2, each share of Merger Partner Capital Stock, other than shares to be cancelled in accordance with Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of Public Company Series A Preferred Stock equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Capital Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of Merger Partner Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Series A Preferred Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Public Company Series A Preferred Stock to be issued or paid in consideration therefor and any amounts payable upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, “Exchange Ratio” means the quotient obtained by dividing (x) the number of Merger Partner Merger Shares by (y) the number of Merger Partner Outstanding Shares, in which:

(i)           “Aggregate Valuation” means the sum of (a) the Merger Partner Valuation, plus (b) the Public Company Valuation.

(ii)          “Merger Partner Allocation Percentage” the quotient determined by dividing (i) the Merger Partner Valuation by (ii) the Aggregate Valuation.

(iii)         “Merger Partner Merger Shares” means the product determined by multiplying (i) the Post-Closing Public Company Shares by (ii) the Merger Partner Allocation Percentage.

(iv)         “Merger Partner Outstanding Shares” means the total number of shares of Merger Partner Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Merger Partner Capital Stock basis calculated using the Treasury Stock Method.

(v)          “Merger Partner Valuation” means $67,000,000.

(vi)         “Post-Closing Public Company Shares” means the quotient determined by dividing (i) the Public Company Outstanding Shares by (ii) the Public Company Allocation Percentage.

(vii)        “Public Company Allocation Percentage” means the quotient determined by dividing (i) the Public Company Valuation by (ii) the Aggregate Valuation.

(viii)       “Public Company Closing Price” means the volume weighted average closing trading price of a share of Public Company Common Stock on the NYSE American for the five (5) consecutive trading days ending five (5) trading days immediately prior to the date upon which the Draft Exchange Ratio Schedule is delivered pursuant to Section 6.16(a).

(ix)          “Public Company Outstanding Shares” means the total number of shares of Public Company Common Stock that are issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Public Company Common Stock basis, calculated using the Treasury Stock Method and assuming, without duplication, the conversion of all Public Company Preferred Stock outstanding as of immediately prior to the Effective Time (on an as-converted to Public Company Common Stock basis). For the avoidance of doubt, (1) no Public Company Stock Options that are (x) unvested and outstanding as of immediately prior to the Effective Time or (y) vested and outstanding as of immediately prior to the Effective Time with an exercise price equal to or greater than the Public Company Closing Price shall be included in the total number of shares of Public Company Common Stock outstanding for purposes of determining the Public Company Outstanding Shares, and (2) other than with respect to Public Company Common Stock underlying vested outstanding Public Company Stock Options and Public Company Warrants with an exercise price less than the Public Company Closing shares of Public Company Common Stock reserved for issuance under the Public Company Stock Plans as of immediately prior to the Effective Time shall not be included in the total number of shares of Public Company Common Stock outstanding for purposes of determining the Public Company Outstanding Shares.

(x)           “Public Company Valuation” means $15,000,000.

(xi)          “Treasury Stock Method” means, with respect to Public Company, a calculation that assumes on a pro forma basis that all outstanding, vested and unexercised Public Company Stock Options (as defined below) with an exercise price less than the Public Company Closing Price, are exercised on a cashless basis (i.e., that the proceeds from such exercises are used to repurchase shares of Public Company Common Stock at the Public Company Closing Price, thereby reducing the number of shares outstanding, with the net effect representing the potential dilution from the vesting and exercise of all such Public Company Stock Options). For the avoidance of doubt, the Treasury Stock Method shall exclude entirely any Public Company Stock Options with a per-share exercise price greater than the Public Company Closing Price.

For the avoidance of doubt, neither the proceeds from the Concurrent Financing nor the shares of Public Company Series A Preferred Stock to be issued in connection therewith shall be included in the calculation or determination of the Exchange Ratio or any component thereof. For illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as Annex A.

(d)           Treatment of Public Company Equity Based Awards. As of the Closing, each Public Company Stock Option and Public Company RSU Award, whether vested or unvested, that is issued and outstanding immediately prior to the Closing shall continue to remain an issued and outstanding Public Company Stock Option or Public Company RSU Award, as applicable, and continue to be subject to the same terms and conditions as of immediately prior to the Closing, as set forth in the Public Company Stock Plans and applicable award agreement.

(e)           Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Merger Partner Capital Stock, Public Company Common Stock or Public Company Preferred Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 2.1(d) shall be construed to permit Merger Partner, Public Company or any Subsidiary of Public Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2          Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Capital Stock for Public Company Series A Preferred Stock pursuant to the Merger are as follows:

(a)           Exchange Agent. At the Effective Time, Public Company shall deposit with Nevada Agency and Transfer Company or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Capital Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates or non-certificated book entries representing the shares of Public Company Series A Preferred (such shares of Public Company Series A Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Capital Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(b), and (iii) any dividends or distributions to which holders of non-certificated book entries that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Capital Stock, whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Series A Preferred Stock, may be entitled.

(b)           No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Series A Preferred Stock shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Series A Preferred Stock shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Series A Preferred Stock multiplied by the last reported sale price of Public Company Series A Preferred Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The NYSE American LLC (the “NYSE American”) on the last trading day prior to the Effective Time.

(c)           No Further Ownership Rights in Merger Partner Capital Stock. All shares of Public Company Series A Preferred Stock issued in accordance with the terms hereof (including any cash, pursuant to Section 2.2(b), or dividends or other distributions paid) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Capital Stock that were outstanding immediately prior to the Effective Time.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Capital Stock for one (1) year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Capital Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Series A Preferred Stock, any cash in lieu of fractional shares of Public Company Series A Preferred Stock and any dividends or distributions with respect to Public Company Series A Preferred Stock.

(e)           No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Capital Stock or Public Company Series A Preferred Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)           Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to, or contemplated by, this Agreement to any holder of shares of Merger Partner Capital Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law; provided, however, that so long as an Internal Revenue Service (“IRS”) Form W-9 is provided by Ligand, no withholding shall apply on payments to Ligand absent a change in Tax Law after the date hereof requiring otherwise. The applicable withholding agent shall use commercially reasonable efforts to provide prior notice to any holder of shares of Merger Partner Capital Stock of its intent to deduct or withhold Taxes on payments for Merger Partner Capital Stock and shall reasonably cooperate with such holder in obtaining any available exemption or reduction of such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation or Public Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Capital Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except as set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “Merger Partner Disclosure Schedule”), Ligand and Merger Partner represent and warrant to Public Company and Merger Sub as follows:

3.1          Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement, and is not in material default under or in violation of any provision of any such documents.

3.2          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 100 shares of Merger Partner Capital Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the date of this Agreement, (i) 100 shares of Merger Partner Capital Stock are issued and outstanding, and (ii) 0 shares of Merger Partner Capital Stock are held in the treasury of Merger Partner.

(b)           Except (i) as set forth in this Section 3.2 and (ii) as set forth on Section 3.2(b) of the Merger Partner Disclosure Schedules, as of the date of this Agreement, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, stock appreciation, phantom stock, profit participation, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner is not a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.2(b), there are no registration rights to which Merger Partner is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(c)           All outstanding shares of Merger Partner Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities Laws.

3.3          Subsidiaries.

(a)           A list of all Merger Partner Subsidiaries is set forth on Section 3.3(a) of the Merger Partner Disclosure Schedule. Each Merger Partner Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect on such Merger Partner Subsidiary.

(b)           Except as set forth on Section 3.3(b) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any of the Merger Partner Subsidiaries controls directly or indirectly or has any direct or indirect equity participation, profit sharing or similar interest of any nature in any other Person. Except as set forth on Section 3.3(b) of the Merger Partner Disclosure Schedule, the Merger Partner is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Merger Partner has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Partner has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

3.4          Authority; No Conflict; Required Filings and Consents.

(a)           Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Stockholder Proposal”) by Merger Partner’s stockholder under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Stockholder Approval”) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a duly called meeting at which all directors were present, by a unanimous vote, or via unanimous written consent (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholder, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholder of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner or the Merger Partner Subsidiaries, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s or any Merger Partner Subsidiary’s assets (including Merger Partner Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(a) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Merger Partner or any Merger Partner Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner or any Merger Partner Subsidiary in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Information Statement with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (iv) such other consents, declarations, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Merger Partner Material Adverse Effect.

(d)           The affirmative vote in favor of the Merger Partner Stockholder Proposal by the sole holder of the vote represented by the outstanding shares of Merger Partner Capital Stock (the “Merger Partner Written Consent”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary for the adoption of this Agreement by Merger Partner and for the consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.

3.5          Financial Statements; Information Provided.

(a)           Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except (x) that the unaudited Financial Statements do not contain footnotes and (y) as may be indicated in the notes to such Financial Statements) and (ii) fairly present in all material respects the financial position of Merger Partner as of the dates thereof, except that the unaudited interim Financial Statements are subject to normal year-end adjustments, that are not expected to be material in amount. For purposes of this Agreement, “Financial Statements” means (A) the unaudited balance sheet as of December 31, 2024 (the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”), and the related unaudited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended, and (B) the audited balance sheet as of December 31, 2023, and the related audited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended. The books of account and other financial records of Merger Partner and each Merger Partner Subsidiary are true and complete in all material respects.

(b)           The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the Information Statement to be filed by Public Company with respect to the approval of (i) the Share Issuances under the NYSE American rules or applicable NRS provisions, (ii) the Charter Amendment Proposal (clauses (i) and (ii) collectively, the “Required Public Company Stockholder Proposals”) and (iii) the Equity Incentive Plan Amendment Proposal (the “Other Public Company Stockholder Proposal” and, collectively with any other approvals, the “Required Public Company Stockholder Approvals”), which information shall be deemed to include all material information about or relating to Merger Partner and/or the Merger Partner Stockholder Proposal, shall not, on the date the Information Statement and any amendments or supplements thereto is first filed with the SEC and at the time it is first mailed to stockholders of Public Company, or at any time thereafter up to and including the Effective Time, contain any untrue statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Required Public Company Stockholder Approvals that has become false or misleading.

(c)           Section 3.5(c) of the Merger Partner Disclosure Schedule sets forth all Indebtedness of Merger Partner and its Subsidiaries as of the date hereof, and except as set forth in Section 3.5(c) of the Merger Partner Disclosure Schedule, the execution and delivery of this Agreement by Merger Partner and the consummation by Merger Partner of the transactions contemplated by this Agreement will not result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, or otherwise accelerate amounts payable or increase the amounts outstanding in respect of such Indebtedness.

3.6          No Undisclosed Liabilities. Neither Merger Partner nor any Merger Partner Subsidiary has any material Liability, except for (i) Liabilities shown on the Most Recent Balance Sheet, (ii) Liabilities of a type required to be shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) Liabilities for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, or (iv) Liabilities which would not have a Merger Partner Material Adverse Effect.

3.7          Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, each of Merger Partner and each Merger Partner Subsidiary has conducted its business only in the Ordinary Course of Business and, since such date, except as otherwise set forth on Section 3.7 of the Merger Partner Disclosure Schedule, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Merger Partner Material Adverse Effect, or (ii) any other action or event that would have required the consent of Public Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.8          Taxes.

(a)           Each of Merger Partner and each Merger Partner Subsidiary has properly filed all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Merger Partner and each Merger Partner Subsidiary has paid all material Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)           Neither Merger Partner nor any Merger Partner Subsidiary is, nor has it ever been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Merger Partner or Ligand. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business, Merger Partner and each Merger Partner Subsidiary (i) does not have any material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor for any Taxes of any Person other than Merger Partner or Ligand, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)           All material Taxes that Merger Partner and each Merger Partner Subsidiary was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d)           No examination or audit of any Tax Return of Merger Partner or any Merger Partner Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, has been threatened by any Governmental Entity. No deficiencies for material Taxes of Merger Partner or any Merger Partner Subsidiary have been claimed, proposed or assessed by any Governmental Entity in writing that remain unresolved. Neither Merger Partner nor any Merger Partner Subsidiary has received a claim in writing by any jurisdiction in which it does not file a Tax Return that the jurisdiction believes that Person was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction that remains unresolved. Neither Merger Partner nor any Merger Partner Subsidiary has (i) waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner or the relevant Merger Partner Subsidiary), which waiver or extension is still in effect, or (ii) requested any extension of time within which to file any material Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner or the relevant Merger Partner Subsidiary).

(e)           Neither Merger Partner nor any Merger Partner Subsidiary has made any payment or provided any benefit that has resulted in, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in, any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(f)            Merger Partner is not, and has not been during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)           Merger Partner has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.

(h)           There are no Liens with respect to Taxes upon any of the assets or properties of Merger Partner or any Merger Partner Subsidiary, other than with respect to Taxes not yet due and payable or being contested in good faith.

(i)            Merger Partner will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made prior to the Closing Date outside the Ordinary Course of Business, or (iii) prepaid amount or deferred revenue received prior to the Closing Date outside the Ordinary Course of Business.

(j)            Merger Partner has not participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(k)           Merger Partner (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes and (ii) since Merger Partner Incorporation has always been classified as an association taxable as a C corporation for U.S. federal income tax purposes.

(l)            None of the Merger Partner Capital Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law). Each Person who was issued stock in Merger Partner in connection with the performance of services that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such stock pursuant to Section 83(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law, or election).

(m)          Neither Merger Partner nor any Merger Partner Subsidiary is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.

(n)           To the knowledge of Merger Partner, neither Merger Partner nor any Merger Partner Subsidiary or any of its Affiliates has taken or agreed to take any action, or has any knowledge of any fact or circumstance, the taking or existence of which, as the case may be, would reasonably be expected to prevent the Merger and the Concurrent Financing from qualifying for the Intended Tax Treatment.

3.9          Owned and Leased Real Properties.

(a)           Neither Merger Partner nor any Merger Partner Subsidiary owns nor has it ever owned any real property.

(b)           Section 3.9(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner or any Merger Partner Subsidiary as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner, any Merger Partner Subsidiary nor, to their knowledge, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Merger Partner Material Adverse Effect. Merger Partner does not lease, sublease or license any real property to any Person other than Merger Partner. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.

3.10        Intellectual Property.

(a)           Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owner(s), as applicable except that, for any Merger Partner Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Merger Partner Registrations to Merger Partner or its Merger Partner Subsidiary have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Merger Partner or Merger Partner Subsidiary. To the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.

(b)           There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Merger Partner, threatened, with respect to any Patent Rights included in the Merger Partner Registrations. None of the Patent Rights included in the Merger Partner Registrations have been abandoned. Merger Partner and each Merger Partner Subsidiary has materially complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications. Merger Partner has no knowledge of any information that would preclude Merger Partner or any Merger Partner Subsidiary from having clear title to the Merger Partner Registrations.

(c)           Merger Partner or Merger Partner Subsidiary, as applicable, is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule. None of the Merger Partner Intellectual Property is subject to any orders, decrees or injunctions.

(d)           Merger Partner or Merger Partner Subsidiary, as applicable, has taken reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner or Merger Partner Subsidiary.

(e)           To the knowledge of Merger Partner, the operations of Merger Partner and each Merger Partner Subsidiary as currently conducted do not infringe, misappropriate or otherwise violate and have not since Merger Partner Incorporation infringed, misappropriated or otherwise violated the valid and enforceable Intellectual Property rights of any individual or entity in any material respect. To Merger Partner’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Merger Partner Owned Intellectual Property or any rights under the Merger Partner Intellectual Property that are exclusively licensed to Merger Partner or a Merger Partner Subsidiary in any material respect, and neither Merger Partner nor any Merger Partner Subsidiary has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property. No individual or entity has filed and served upon Merger Partner or a Merger Partner Subsidiary or, to Merger Partner’s knowledge, threatened or otherwise filed any action or proceeding alleging that Merger Partner or any Merger Partner Subsidiary has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Merger Partner or any Merger Partner Subsidiary received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(f)            Merger Partner has made available to Public Company copies of all material written complaints, claims, notices or threats, or disclosed to Public Company all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Merger Partner Intellectual Property.

(g)           Section 3.10(g) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner or a Merger Partner Subsidiary has granted rights to any Merger Partner Licensed Intellectual Property in any material respect, and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner or a Merger Partner Subsidiary has granted any joint ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(h)           Section 3.10(h) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner or a Merger Partner Subsidiary has obtained rights to any Merger Partner Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Merger Partner or a Merger Partner Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner or a Merger Partner Subsidiary has obtained any joint or sole ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) excluded for Excluded Contracts.

(i)            To Merger Partner’s knowledge, no Worker of Merger Partner or any Merger Partner Subsidiary is in material default under or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Merger Partner or a Merger Partner Subsidiary, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Merger Partner Intellectual Property. To the extent that any Merger Partner Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Merger Partner or a Merger Partner Subsidiary by any individual while a Worker, Merger Partner or such Merger Partner Subsidiary, as applicable, has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j)            The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Merger Partner Intellectual Property, (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Merger Partner Intellectual Property, (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Public Company Intellectual Property, or (iv) Merger Partner, any Merger Partner Subsidiary, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.

3.11        Contracts.

(a)           Section 3.11(a) of the Merger Partner Disclosure Schedule lists the following Contracts of Merger Partner in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):

(i)           any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires future payments by or to Merger Partner of more than $200,000 annually, or (B) in which Merger Partner has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;

(ii)          any Contract under which Merger Partner has granted to a third party a license under, or option or covenant not to sue with respect to, any Merger Partner Intellectual Property;

(iii)         any Contract under which Merger Partner is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv)         any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) that provides for base salary and target bonus, when taken together, of at least $200,000 annually and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $100,000 within any twelve (12) month period;

(v)          any Contract, plan, policy or program providing for retention or stay pay, change in control payments or transaction-based bonuses;

(vi)         any Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(vii)        any Contract relating to the disposition or acquisition of material assets or any ownership interest in Merger Partner or any of its Subsidiaries, in each case, involving payments in excess of $100,000 in the aggregate;

(viii)       any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;

(ix)         any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(x)          any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Merger Partner or Merger Partner Subsidiary, as applicable;

(xi)         except with respect to Indebtedness between or among Merger Partner and its Subsidiaries, any Contract relating to (A) Indebtedness or (B) any financial guaranty;

(xii)         any Contract or commitment with any Person, including any financial advisor, broker, finder, investment banker, attorneys or other Person, providing advisory services or other services for Merger Partner or Merger Partner Subsidiary in connection with the transactions contemplated by this Agreement; and

(xiii)        any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Merger Partner Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to, any Merger Partner Intellectual Property; or (C) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.

(b)           Merger Partner has made available to Public Company a complete and accurate copy of each Contract listed in Sections 3.10(a), 3.10(g), 3.10(h), and 3.11(a) of the Merger Partner Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Merger Partner, nor, to the knowledge of Merger Partner, any other party, is in material breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.

3.12         Litigation. Except as otherwise set forth on Section 3.12 of the Merger Partner Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner or any Merger Partner Subsidiary that (i) seeks either damages in excess of $250,000 or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Merger Partner or any Merger Partner Subsidiary.

3.13        Environmental Matters.

(a)           Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect: (i) Merger Partner and each Merger Partner Subsidiary has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Merger Partner, formerly owned, leased or operated by Merger Partner and each Merger Partner Subsidiary (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) neither Merger Partner nor any Merger Partner Subsidiary has received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) neither Merger Partner nor any Merger Partner Subsidiary has released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.

(b)           As of the date of this Agreement, neither Merger Partner nor any Merger Partner Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Merger Partner or any of its Subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c)           Neither Merger Partner nor any Merger Partner Subsidiary is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

3.14        Employee Benefit Plans. As of the date of this Agreement, Merger Partner does not sponsor, maintain or contribute to, and has never sponsored, maintained or, contributed to (nor been required to contribute to) any Employee Benefit Plan. Except as would not reasonably be expected to result in Liability to Merger Partner (including as an ERISA Affiliate) following the Closing, none of the ERISA Affiliates of Merger Partner has (i) ever maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that is or was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or was ever subject to Section 412 or 430 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). Except as would not reasonably be expected to result in Liability to Merger Partner (including as an ERISA Affiliate) following the Closing, no Employee Benefit Plan sponsored by an ERISA Affiliate of Merger Partner (i) that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, (ii) is funded with or otherwise holds securities issued by Merger Partner, Public Company or any of their respective ERISA Affiliates, (iii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

3.15        Compliance With Laws. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner and each Merger Partner Subsidiary has since Merger Partner Incorporation complied with, is not in violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Entity alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

3.16        Permits and Regulatory Matters.

Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect:

(a)           Merger Partner and each Merger Partner Subsidiary has all required permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entity (collectively, “Permits”) to the conduct of its business as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “FDA”), such as authorization of an Investigational New Drug application (“IND”), or by any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceutical or biological products (together with the FDA, the “Regulating Authorities”). Section 3.16(a) of the Merger Partner Disclosure Schedules lists all material Permits, including such Permits relating to environmental matters.

(b)           All Permits that are necessary for the conduct of the business of Merger Partner and each Merger Partner Subsidiary as currently conducted (“Merger Partner Authorizations”) are in full force and effect. No Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner and each Merger Partner Subsidiary is in compliance with the terms of each such Merger Partner Authorization. All material applications, reports, notices and other documents required to be filed by Merger Partner and each Merger Partner Subsidiary with any Governmental Entity have been timely filed and are complete and correct as of the date filed or as amended prior to the date of this Agreement. Neither Merger Partner nor any Merger Partner Subsidiary, and to Merger Partner’s knowledge, nor any officer, employee or agent of Merger Partner or any Merger Partner Subsidiary has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Entity, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Entity.

(c)           Merger Partner and each Merger Partner Subsidiary: (i) is and since Merger Partner Incorporation has been in compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Merger Partner or such Merger Partner Subsidiary; (ii) has not since Merger Partner Incorporation received or been subject to any unresolved FDA Form 483s, FDA Notices of Adverse Findings or warning letters, or any written notice or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Merger Partner Authorizations; and (iii) has not since Merger Partner Incorporation received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Merger Partner Authorizations and, to the knowledge of Merger Partner, there is no action or proceeding pending or threatened against Merger Partner or any Merger Partner Subsidiary by any Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Merger Partner or a Merger Partner Subsidiary is in material noncompliance with applicable Laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Merger Partner nor any Merger Partner Subsidiary nor, to Merger Partner’s knowledge, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Merger Partner Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Merger Partner Authorizations.

(d)           To Merger Partner’s knowledge, all studies, tests, preclinical and clinical investigations and trials sponsored or conducted by, or conducted on behalf of, Merger Partner were and, if still pending, are being conducted in compliance with applicable Laws. Merger Partner is not aware of any studies, tests or trials the results of which would cause Merger Partner or any Merger Partner Subsidiary to reasonably believe the results would have a material adverse effect on the studies, tests and trials conducted by or on behalf of Merger Partner or any Merger Partner Subsidiary, and neither Merger Partner nor any Merger Partner Subsidiary has received since Merger Partner Incorporation any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical studies or tests, or chemistry, manufacturing, and control quality issues, requiring the termination, suspension or material modification of any such studies or tests or chemistry, manufacturing and control activities and, to Merger Partner’s knowledge, there are no facts that would reasonably be expected to give rise to such an action.

3.17        Employees.

(a)           All current and past key employees of Merger Partner and each Continuing Employee have entered into confidentiality and assignment of inventions agreements with Merger Partner or one of its Affiliates, a copy or form of which has previously been made available to Public Company. To the knowledge of Merger Partner, as of the date of this Agreement, no employee of Merger Partner or Continuing Employee is in material violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner because of the nature of the business currently conducted by Merger Partner or to the use of Intellectual Property of others. To the knowledge of Merger Partner, as of the date of this Agreement, no key employee or group of key employees of Merger Partner or Continuing Employee has any plans to terminate employment with Merger Partner or following the Closing with Public Company and its Subsidiaries.

(b)           Merger Partner is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Merger Partner, have there been any labor organizing activities with respect to any employees of Merger Partner or any Continuing Employees. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.

(c)           Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner is and has been in compliance in all material respects with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including without limitation Laws related to discrimination, harassment, and retaliation), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all Workers of Merger Partner and all Continuing Employees are lawfully authorized to work in the United States.

(d)           Merger Partner has not received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Merger Partner or any Continuing Employee, nor, to the knowledge of Merger Partner, has any such charge been threatened since Merger Partner Incorporation. No current or former employee of Merger Partner or any Continuing Employee has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Merger Partner’s knowledge, has an oral complaint of any of the foregoing been made since Merger Partner Incorporation.

(e)           Merger Partner has not caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

3.18         Insurance. Ligand maintains insurance policies (the “Ligand Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses as Merger Partner. Each Ligand Insurance Policy is in full force and effect. Merger Partner has complied in all material respects with the provisions of each Ligand Insurance Policy under which it is the insured party. No insurer under any Ligand Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. From and after the Effective Time, Merger Partner and any Merger Partner Subsidiary shall cease to be insured by the Ligand Insurance Policies, and Merger Partner will not be eligible to seek, through any means, to benefit from the Ligand Insurance Policies.

3.19         Brokers; Fees and Expenses. Except as set forth on Section 3.19 of the Merger Partner Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.20         Certain Business Relationships with Affiliates. Except as otherwise set forth on Section 3.20 of Merger Partner Disclosure Schedule, neither any Affiliate of Merger Partner nor any of its or their equityholders, directors, officers, or employees (a) owns any material property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any material claim or cause of action against Merger Partner, (c) owes any material money to, or is owed any material money by, Merger Partner, (d) has or has had any direct or indirect interest of any kind in, or controls or has controlled, or is an officer, manager, director, equityholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, as applicable, (i) any Person that is a client, customer, supplier, vendor, distributor, lessor, lessee, debtor, creditor or competitor of Merger Partner or (ii) any property, asset or right that is owned, held or used by Merger Partner. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Section 3.20(e) of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner, on the one hand, and any Affiliate thereof or any officer, manager, director, equityholder or employee of such Affiliate, on the other hand, which were entered into or have been in effect at any time since Merger Partner Incorporation, other than (i) any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation and entered into in the Ordinary Course of Business.

3.21        Controls and Procedures, Certifications and Other Matters.

(a)           Merger Partner and each Merger Partner Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Merger Partner’s and each Merger Partner Subsidiary’s consolidated assets, (iii) access to assets of Merger Partner and each Merger Partner Subsidiary is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner and each Merger Partner Subsidiary is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)           Neither Merger Partner nor any Merger Partner Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner or Merger Partner Subsidiary.

(c)           Merger Partner satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1)

3.22        Books and Records. The minute books and other similar records of Merger Partner and each Merger Partner Subsidiary contain accurate summaries, in all material respects, of all actions taken at any meetings of Merger Partner’s or Merger Partner Subsidiary’s, as applicable, stockholders, the board of directors or any committee thereof, and of all written consents executed in lieu of the holding of any such meeting.

3.23        Ownership of Public Company Common Stock. Except as set forth on Section 3.23 of the Merger Partner Disclosure Schedule, Merger Partner does not and, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly “own,” beneficially or otherwise, and at all times since Merger Partner Incorporation prior to the date of this Agreement, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL. None of Merger Partner and its “affiliates” or “associates” is, or has been at any time since Merger Partner Incorporation prior to the date of this Agreement, an “interested stockholder” of Public Company or a “beneficial owner” of Public Company Common Stock, as those terms are defined in NRS Chapter 78.

3.24        Privacy and Data Protection.

(a)           Merger Partner and each Merger Partner Subsidiary has complied at all times, and currently complies, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under data protection and privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Merger Partner and each Merger Partner Subsidiary have all material rights necessary to process all personal data used in the business of the Merger Partner or Merger Partner Subsidiary, as applicable. Neither Merger Partner nor any Merger Partner Subsidiary has received any written notice or complaint from any individual, third party and/or Governmental Entity, or to the knowledge of Merger Partner, has not been threatened with any written notice or complaint from any individual, third party and/or Governmental Entity (x) alleging non-compliance by Merger Partner or any Merger Partner Subsidiary with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.

(b)           Merger Partner and each Merger Partner Subsidiary has established and maintains commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since Merger Partner Incorporation, no material breach or material security incident in relation to Merger Partner’s or any Merger Partner Subsidiary personal data and/or proprietary data has occurred or, to Merger Partner’s knowledge, is threatened, and there has been no actual or, to Merger Partner’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Merger Partner’s or any Merger Partner Subsidiary’s personal data and/or proprietary data.

3.25         No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other Person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) or any representations and warranties of a signatory to any Lock-Up Agreements) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC
COMPANY AND THE MERGER SUB

Except (i) as disclosed in the Public Company SEC Reports filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (ii) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”), Public Company and Merger Sub represent and warrant, jointly and not severally, to Merger Partner as follows:

4.1           Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Each of Public Company and Merger Sub has made available to Merger Partner complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement, and is not in material default under or in violation of any provision of any such documents.

4.2          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Public Company consists of 200,000,000 shares of Public Company Common Stock and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of incorporation, as amended (as defined in NRS 78.010(1)(b)). As of the close of business on the Business Day immediately prior to the date of this Agreement, (i) 6,028,011 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) 2,600 shares of Public Company Preferred Stock were issued or outstanding.

(b)          As of the date of this Agreement, there are outstanding options to purchase 925,449 shares of Public Company Common Stock (each, a “Public Company Stock Option” and collectively, the “Public Company Stock Options”) and 356,554 shares of Public Company Common Stock issuable pursuant to awards of restricted stock units relating to Public Company Stock (“Public Company RSU Awards” and together with Public Company Stock Options, “Public Company Equity Awards”). Public Company has made available to Merger Partner complete and accurate copies of all stock or equity related plans, agreements, or arrangements of Public Company (collectively, the “Public Company Stock Plans”), the standard forms of all award agreements evidencing the Public Company Equity Awards and a copy of each agreement evidencing a Public Company Equity Award that does not conform in all material respects to a standard form agreement. As of the date of this Agreement, Public Company has reserved 1,944,444 shares of Public Company Common Stock for issuance to employees pursuant to Public Company’s 2023 Equity Incentive Plan, as amended (the “Public Company EIP”), of which 1,018,995 shares remain available for issuance thereunder as of the date hereof. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Equity Awards on the Business Day prior to the date of this Agreement or on the date of this Agreement. With respect to each Public Company Equity Award (whether outstanding or previously exercised or settled) (i) each grant of a Public Company Equity Award was duly authorized no later than the date on which the grant of such Public Company Equity Award was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry. Each Public Company Stock Option has an exercise price that is no less than the fair market value of the underlying shares on the date of grant, as determined in accordance with Section 409A of the Code. Section 4.2(b) of the Public Company Disclosure Schedule sets forth a true and complete list of each Public Company Equity Award outstanding as of the date of this Agreement, including: (A) the name of the holder, (B) the number of shares of Public Company Common Stock subject thereto, (C) the date of grant thereof, (D) the exercise price thereof, if applicable, (E) the expiration date thereof, if applicable, (F) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares subject thereto, and (G) in the case of a Public Company Stock Option, whether the Public Company Stock Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(c)           Section 4.2(c) of the Public Company Disclosure Schedule lists, as of the date hereof, the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof.

(d)           Except (i) as set forth in this Section 4.2 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement, (iii) as reserved for issuance and issuable upon conversion of outstanding shares of Public Company Preferred Stock, (iv) for the rights to acquire shares pursuant to the Public Company EIP, (v) commitments to issue shares of Public Company Common Stock pursuant to the Securities Purchase Agreement in the Concurrent Financing, as of the date of this Agreement, and (vi) as reserved for issuance and issuable upon conversion of the outstanding promissory note with 3i, LP and upon exercise of the A.G.P. warrant, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, stock appreciation, phantom stock, profit participation, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, other than pursuant to any Public Company Stock Plan, Public Company is not a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as otherwise set forth on Section 4.2(d) of the Public Company Disclosure Schedule, as contemplated by this Agreement, the Securities Purchase Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger, and the Public Company Board has not adopted or approved any resolution pursuant to the NRS or otherwise granting dissenter’s, appraisal or similar rights to any holder of shares of Public Company Common Stock or any other equity interests of or in Public Company, or to any other Person.

(e)           All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of NRS Chapter 78, Public Company’s articles of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Public Company to repurchase, redeem or otherwise acquire any shares of Public Company Common Stock. All outstanding shares of Public Company have been offered, issued and sold by Public Company in compliance with all applicable federal and state securities Laws.

4.3          Subsidiaries.

(a)           Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company (including Merger Sub): (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b)           Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c)           Public Company has made available to Merger Partner complete and accurate copies of the articles of incorporation, bylaws, or other organizational documents of each Subsidiary of Public Company.

(d)           Except as set forth on Section 4.3(a) of the Public Company Disclosure Schedule, Public Company does not own any shares of capital stock or any interest in any other Person nor does Public Company control directly or indirectly or have any direct or indirect equity participation, profit sharing or similar interest of any nature in any other Person which is not a Subsidiary of Public Company. Except as set forth on Section 4.3(d) of the Public Company Disclosure Schedule, Public Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Public Company has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Public Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

4.4          Authority; No Conflict; Required Filings and Consents.

(a)           Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the approval by the stockholders of Public Company of the Required Public Company Stockholder Approvals and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a duly called meeting at which all directors were present, by the unanimous vote, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Required Public Company Stockholder Approvals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Required Public Company Stockholder Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Required Public Company Stockholder Approvals and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Public Company or Merger Sub or of the certificate of incorporation or bylaws, or any other organizational document, of any other Subsidiary of Public Company, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets (including Public Company Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(a) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Required Public Company Stockholder Approvals and compliance with the requirements specified in clauses (i) through (vi) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Information Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (v) the filing of a listing application for the Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock on the NYSE American, in the form required by NYSE American, with respect to the shares of Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock to be issued pursuant to this Agreement (the “NYSE American Listing Application”), and (vi) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Public Company Material Adverse Effect.

(d)           The affirmative vote in favor of the Charter Amendment Proposal (as it relates to the Public Company Charter Amendment to change the name of Public Company to “Pelthos Therapeutics Inc.”) , the Share Issuance, and the Other Public Company Stockholder Proposal by the holders of a majority of the outstanding Public Company Common Stock is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Charter Amendment Proposal, the Share Issuance, and the Other Public Company Stockholder Proposal (collectively, the “Public Company Written Consent”). There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.

4.5          SEC Filings; Financial Statements; Information Provided.

(a)           Public Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Public Company with the SEC for a period of at least twelve (12) calendar months immediately preceding the execution of this Agreement. All such registration statements, forms, reports, certifications, and other documents, as amended prior to the date hereof, and those that Public Company may file or furnish after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (i) were or will be filed or furnished, as applicable on a timely basis, (ii) at the time filed or furnished (or if amended prior to the date hereof, when so amended), complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (iii) did not or will not at the time they were filed or furnished (or if amended prior to the date hereof, when so amended) or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b)           Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC) and (iii) fairly presented or will fairly present in all material respects the financial position of Public Company and its Subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not expected to be material in amount. The balance sheet of Public Company as of September 30, 2024 is referred to herein as the “Public Company Balance Sheet.”

(c)           Since January 1, 2025 and prior to the date of this Agreement, Public Company has not received any correspondence from the NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Public Company Common Stock on the NYSE American. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Public Company SEC Reports.

(d)           Public Company’s auditor has at all times since its engagement by Public Company been “independent” with respect to Public Company within the meaning of Regulation S-X under the Exchange Act and, to the knowledge of Public Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)           The information to be supplied by or on behalf of Public Company for inclusion in the Information Statement to be sent to the stockholders of Public Company and Merger Partner in connection with the Required Public Company Stockholder Approvals, which information shall be deemed to include all material information about or relating to Public Company, the Required Public Company Stockholder Approvals or the Public Company Written Consent, shall not, on the date the Information Statement and any amendments or supplements thereto is first filed with the SEC and at the time it is first mailed to stockholders of Public Company or Merger Partner, or at any time thereafter up to and including the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, Public Company makes no representations or warranties as to the information contained in or omitted from the Information Statement in reliance upon and in conformity with information furnished in writing to Public Company by or on behalf of Merger Partner specifically for inclusion in the Information Statement which is misleading by virtue of such reliance or conformity.

(f)            Section 4.5(f) of the Public Company Disclosure Schedule sets forth all Indebtedness of Public Company and its Subsidiaries as of the date hereof, and except as set forth in Section 4.5(f) of the Public Company Disclosure Schedule, the execution and delivery of this Agreement by Merger Partner and the consummation by Public Company of the transactions contemplated by this Agreement will not result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, or otherwise accelerate amounts payable or increase the amounts outstanding in respect of such Indebtedness.

4.6          No Undisclosed Liabilities. Neither Public Company nor any of its Subsidiaries has any material Liability, except for (i) Liabilities described in the Public Company SEC Reports, (ii) Liabilities shown on the Public Company Balance Sheet, (iii) Liabilities of a type required to be shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (iv) liabilities for Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, or (v) Liabilities which would not have a Public Company Material Adverse Effect.

4.7          Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, except as otherwise set forth on Section 4.7 of the Public Company Disclosure Schedule, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.8          Taxes.

(a)           Each of Public Company and its Subsidiaries has properly filed all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid all material Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)           Neither Public Company nor any of its Subsidiaries is, nor has it ever been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business, neither Public Company nor any of its Subsidiaries (i) has any material liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor for any Taxes of any Person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)           All material Taxes that Public Company or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d)           No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, has been threatened by any Governmental Entity. No deficiencies for material Taxes of Public Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing that remain unresolved. Neither Public Company nor any of its Subsidiaries has received a claim in writing by any jurisdiction in which Public Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction that remains unresolved. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), which waiver or extension is still in effect, or (ii) requested any extension of time within which to file any material Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company).

(e)           Except as set forth on Section 4.8(e) of the Public Company Disclosure Schedule, neither Public Company nor any of its Subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(f)            Neither Public Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes or (ii) since the date of its formation or the formation of any predecessor thereof, has always been, for all U.S. federal income tax purposes, classified as an association taxable as a C corporation.

(g)           Public Company is not, and has not been during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h)           Neither Public Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies in the two (2) years prior to the date of this Agreement.

(i)            There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

(j)            Neither Public Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made prior to the Closing Date outside the Ordinary Course of Business, or (iii) prepaid amount or deferred revenue received prior to the Closing Date outside the Ordinary Course of Business.

(k)       Neither Public Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(l)        None of the capital stock of Public Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law). Each Person who was issued stock in Public Company in connection with the performance of services that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such stock pursuant to Section 83(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law, or election).

(m)      Neither Public Company nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.

(n)       Neither Public Company nor any of its Affiliates has taken or agreed to take any action, or has any knowledge of any fact or circumstance, the taking or existence of which, as the case may be, would reasonably be expected to prevent the Merger and the Concurrent Financing from qualifying for the Intended Tax Treatment.

4.9          Owned and Leased Real Properties.

(a)       Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b)       Except as otherwise set forth on Section 4.9(b) of the Public Company Disclosure Schedule, (i) neither the Public Company nor any of its Subsidiaries as of the date of this Agreement leases, subleases, licenses or otherwise occupies any real property nor is party to any lease, sublease, license or any other occupancy agreement (collectively, the “Public Company Leases”) and (ii) all of its previous Public Company Leases have been terminated and neither Public Company nor any of its Subsidiaries has any remaining affirmative obligations under such Public Company Leases and termination agreements. Neither the Public Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Public Company and its Subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

4.10        Intellectual Property.

(a)       Section 4.10(a) of the Public Company Disclosure Schedule lists all Public Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable, except that, for any Public Company Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). Except as set forth on Section 4.10(a) of the Public Company Disclosure Schedule, all assignments of Public Company Registrations to Public Company have been properly executed and recorded, and, to the knowledge of Public Company or any of its Subsidiaries, all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid (other than any such payments for which a bona fide grace period applies under applicable Law) by or on behalf of the Public Company or any of its Subsidiaries. To the knowledge of Public Company, all Public Company Registrations are valid and enforceable.

(b)       There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Public Company, threatened, with respect to any Patent Rights included in the Public Company Registrations. Except as set forth on Section 4.10(b) of the Public Company Disclosure Schedule, none of the Patent Rights included in the Public Company Registrations have been abandoned. Public Company and each of its Subsidiaries have complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications. Public Company has no knowledge of any information that would preclude Public Company or any of its Subsidiaries from having clear title to the Public Company Registrations.

(c)       Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Public Company Owned Intellectual Property listed in Section 4.10(c) of the Public Company Disclosure Schedule. None of the Public Company Intellectual Property is subject to any orders, decrees or injunctions.

(d)       Public Company, or any of its Subsidiaries, as applicable, has taken reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Public Company’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company or any of its Subsidiaries.

(e)       To the knowledge of Public Company, the operations of Public Company and its Subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past five (5) years infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any individual or entity. To Public Company’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its Subsidiaries, and neither Public Company nor any of its Subsidiaries has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No individual or entity has filed and served upon Public Company or any of its Subsidiaries or, to Public Company’s knowledge, threatened or otherwise filed any action or proceeding alleging that Public Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Public Company or any of its Subsidiaries received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(f)           Public Company has made available to Merger Partner copies of all material written complaints, claims, notices or threats, or disclosed to Merger Partner all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Public Company Intellectual Property.

(g)          Section 4.10(g) of the Public Company Disclosure Schedule identifies each (i) license or other agreement pursuant to which Public Company or any of its Subsidiaries has granted rights to any Public Company Licensed Intellectual Property, and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company or any of its Subsidiaries has granted any joint ownership interest in or to each item of Public Company Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(h)          Section 4.10(h) of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company or any of its Subsidiaries has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company or any of its Subsidiaries pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Public Company Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(i)           To Public Company’s knowledge, no Worker of Public Company or any of its Subsidiaries is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or any of its Subsidiaries, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Public Company Intellectual Property. To the extent that any Public Company Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Public Company or any of its Subsidiaries by any individual while a Worker, Public Company or such Subsidiary has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j)           The execution and delivery of this Agreement by Public Company does not, and the consummation by Public Company of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Public Company Intellectual Property; (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Public Company Intellectual Property; (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Merger Partner Intellectual Property; or (iv) Merger Partner, any Merger Partner Subsidiary, Public Company, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.

4.11       Contracts.

(a)          Section 4.11(a) of the Public Company Disclosure Schedule lists the following Contracts of Public Company and its Subsidiaries in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):

(i)       any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires future payments by or to Public Company or any of its Subsidiaries in excess of $200,000 annually, or (B) in which Public Company or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;

(ii)        any Contract under which Public Company or any of its Subsidiaries has granted to a third party a license under, or option or covenant not to sue with respect to, any Public Company Intellectual Property;

(iii)       any Contract under which Public Company or any of its Subsidiaries is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv)      any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $50,000 within any twelve (12) month period;

(v)        any Contract, plan, policy or program providing for retention or stay pay, change in control payments or transaction-based bonuses;

(vi)       any Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(vii)      any Contract relating to the disposition or acquisition of material assets or any ownership interest in Public Company or any of its Subsidiaries, in each case, involving payments in excess of $100,000 in the aggregate;

(viii)     any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;

(ix)       any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(x)        any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its Subsidiaries;

(xi)       except with respect to Indebtedness between or among Public Company and its Subsidiaries, any Contract relating to (A) Indebtedness or (B) any financial guaranty;

(xii)      any Contract or commitment with any Person, including any financial advisor, broker, finder, investment banker, attorneys or other Person, providing advisory services or other services for Public Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; and

(xiii)       any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Public Company Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to any Public Company Intellectual Property, or (C) Public Company or any of its Subsidiaries being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.

(b)          Public Company has made available to Merger Partner a complete and accurate copy of each Contract listed in Sections 4.10(a), 4.10(g), 4.10(h) and 4.11(a) of the Public Company Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in material breach or violation of, or default under, any such Contract no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.

4.12       Litigation. Except as otherwise set forth on Section 4.12 of the Public Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries that (i) seeks either damages in excess of $250,000 or equitable relief or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.

4.13       Environmental Matters.

(a)         Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect: (i) Public Company and each of its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Public Company, formerly owned, leased or operated by Public Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) neither Public Company nor any of its Subsidiaries has received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) neither Public Company nor any of its Subsidiaries has released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.

(b)         As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its Subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c)       Neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

4.14       Employee Benefit Plans.

(a)        Section 4.14(a) of the Public Company Disclosure Schedule contains a true and complete list of all material Public Company Employee Plans. As applicable with respect to each material Public Company Employee Plan, Public Company has made available to Merger Partner true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Benefit Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the three (3) most recent years for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three (3) most recent plan years and (vii) all material, non-routine notices, filings or correspondence during the past three (3) years with any Governmental Entity.

(b)        Each Public Company Employee Plan is and has been established and administered in all material respects in compliance with ERISA, the Code, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”), and all other applicable Laws and the regulations thereunder and in accordance with its terms, and each of Public Company and its Subsidiaries has in all material respects met its obligations with respect to such Public Company Employee Plan. All required contributions to, and premiums payable in respect of, each Public Company Employee Plan have been timely made within the time periods, if any, prescribed by ERISA, the Code or other applicable Law or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Public Company’s financial statements in accordance with GAAP. There is and has in the past three (3) years been no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan, and to the knowledge of Public Company, no such audit, investigation or other proceeding is or has in the past three (3) years been threatened.

(c)        With respect to Public Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company or any of its Subsidiaries.

(d)        All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and, to the knowledge of Public Company, no revocation has been threatened and no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Public Company Employee Plan.

(e)        Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that is or was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or was ever subject to Section 412 or 430 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). No Public Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan is funded with or otherwise holds securities issued by Merger Partner, Public Company or any of their respective Subsidiaries. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)        No Public Company Employee Plan provides, and neither Public Company nor any of its ERISA Affiliates has any obligation to provide, any post-termination health, disability or life insurance benefits to any individual, except as required by (i) COBRA or similar state Law or (ii) contractually required subsidies for COBRA coverage during a severance period under an agreement listed on Section 4.14(a) of the Public Company Disclosure Schedule.

(g)        Each Public Company Employee Plan that is a group health plan under Section 733(a)(1) of ERISA has satisfied all obligations under COBRA and each applicable state Law relating to continuation of health coverage for participants and beneficiaries with respect to any qualifying event that has occurred on or before the Closing Date. Neither Public Company nor any of the Public Company Employee Plans has incurred (whether or not assessed), and are not reasonably expected to incur or to be subject to, any Tax, penalty, assessment, or other Liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Public Company Employee Plans. No IRS Letter 226J, 5699, 5698, or IRS Notice 972CG has been issued to or with respect to Public Company or any Public Company Employee Plan. No Public Company Employee Plan is “self-insured medical reimbursement plan” as defined in Section 105(h) of the Code.

(h)        Except as contemplated by this Agreement or set forth in Section 4.14(h) of the Public Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will (i) result in any payment (including any severance or bonus payment) becoming due to any current or former employee or other individual service provider of Public Company or any of its Subsidiaries, (ii) result in any forgiveness of indebtedness to any current or former employee or other individual service provider of Public Company or any of its Subsidiaries, (iii) increase, or result in an acceleration of the time of payment or vesting of, the compensation or benefits otherwise due to any current or former employee or other individual service provider of Public Company or any of its Subsidiaries, (iv) trigger any payment or funding of any compensation or benefits under any Public Company Employee Plan, or (v) result in any restriction on the right of Merger Partner, Public Company or any of their respective Subsidiaries to merge, amend, terminate or transfer any Public Company Employee Plan. No Public Company Employee Plan provides, and neither Public Company nor any of its ERISA Affiliates has any obligation to provide, any gross-up, indemnification or reimbursement of any Taxes, including, without limitation, Taxes incurred under Section 4999 or 409A of the Code.

(i)         Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies and has complied in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

(j)         No Public Company Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

4.15       Compliance With Laws. Except as would not reasonably be expected to result in a Public Company Material Adverse Effect, Public Company and each of its Subsidiaries has during the last three (3) years complied with, is not in material violation of, and, as of the date of this Agreement, has not received any written notice from any Governmental Entity alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

4.16       Permits and Regulatory Matters.

Except as would not reasonably be expected to result in a Public Company Material Adverse Effect:

(a)        Public Company and each of its Subsidiaries have all required Permits that are material to the conduct of their businesses as currently conducted, including all such Permits required by the FDA, such as authorization of an IND, or by any other Regulating Authorities (the “Public Company Authorizations”).

(b)        All Permits that are necessary for the conduct of the business of Public Company as currently conducted are in full force and effect. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Public Company and its Subsidiaries are in compliance in all material respects with the terms of each such Public Company Authorization. All material applications, reports, notices and other documents required to be filed by Public Company and its Subsidiaries with all Governmental Entities have been timely filed and are complete and correct in all material respects as of the date filed or as amended prior to the date of this Agreement. None of Public Company and its Subsidiaries, and to Public Company’s knowledge, any officer, employee or agent of Public Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Entity, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Entity.

(c)        (i) Public Company and its Subsidiaries are and during the last three (3) years have been in material compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Public Company; (ii) neither Public Company nor any of its Subsidiaries has received during the last three (3) years any written notices or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Public Company Authorizations; and (iii) neither Public Company nor any of its Subsidiaries has received during the last (3) years written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Public Company Authorizations (except where such limitation, suspension, modification, or revocation would not reasonably be expected to have a Public Company Material Adverse Effect) and, to the knowledge of Public Company, there is no action or proceeding pending or threatened against Public Company by a Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is in material noncompliance with applicable Laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Public Company nor any of its Subsidiaries nor, to Public Company’s knowledge, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Public Company Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Public Company Authorizations.

(d)        To Public Company’s knowledge, all studies, tests, preclinical and clinical investigations and trials sponsored or conducted by, or conducted on behalf of, Public Company or any of its Subsidiaries were and, if still pending, are being conducted in compliance in all material respects with applicable Laws. Public Company is not aware of any studies, tests or trials the results of which would cause Public Company or any of its Subsidiaries to reasonably believe the results would have a material adverse effect on the studies, tests and trials conducted by or on behalf of Public Company or any of its Subsidiaries, and neither Public Company nor any of its Subsidiaries has received during the last (3) years any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical studies or tests, or chemistry, manufacturing, and control quality issues, requiring the termination, suspension or material modification of any such studies, tests or chemistry, manufacturing and control activities and, to Public Company’s knowledge, there are no facts that would reasonably be expected to give rise to such an action (except where such material modification would not reasonably be expected to have a Public Company Material Adverse Effect, such as modifications that are part of routine correspondence with or sponsor-solicited feedback from any Governmental Entity).

4.17       Employees.

(a)        Public Company has made available to Merger Partner a complete and accurate list of all employees of Public Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; bonus potential; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b)       Public Company has made available to Merger Partner a complete and accurate list as of the date hereof of all of the independent contractors, consultants, temporary employees, leased employees or other agents engaged by Public Company or any of its Subsidiaries and classified by Public Company or any of its Subsidiaries as other than employees (“Public Company Contingent Workers”), setting forth such individual’s engagement date, role in the business, work location, and fee or other compensation arrangements.

(c)        Except as set forth on Section 4.17(a) of the Public Company Disclosure Schedule, all current employees and past key employees of Public Company and its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Public Company or one of its Subsidiaries, a copy or form of which has previously been made available to Merger Partner. To the knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any Subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its Subsidiaries because of the nature of the business currently conducted by Public Company or any of its Subsidiaries or to the use of Intellectual Property of others. To the knowledge of Public Company, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Public Company or its Subsidiaries.

(d)        Neither Public Company nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Public Company and its Subsidiaries, have there been any labor organizing activities with respect to any employees of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.

(e)       Public Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including Laws related to discrimination, harassment, and retaliation), worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all Workers of Public Company and its Subsidiaries are lawfully authorized to work in the United States.

(f)        Neither Public Company nor any of its Subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Public Company or any of its Subsidiaries, nor, to the knowledge of Public Company, has any such charge been threatened within the preceding three (3) years. No current or former employee of Public Company or any of its Subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Public Company’s knowledge, has an oral complaint of any of the foregoing been made within the preceding three (3) years. Public Company and its Subsidiaries have reasonably investigated all discrimination and sexual harassment allegations of which Public Company and its Subsidiaries are aware. With respect to each such allegation (except those that Public Company and its Subsidiaries reasonably deemed to not have merit) Public Company and its Subsidiaries have taken prompt corrective action reasonably calculated to prevent further improper action and Public Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations. Neither Public Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by a director, officer, employee, independent contractor or other individual service provider of the Public Company or any of its Subsidiaries.

(g)       Neither Public Company nor any of its Subsidiaries has (i) caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction, or (ii) engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

4.18      Insurance. Public Company and its Subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. Except as set forth on Section 4.18 of the Public Company Disclosure Schedule, none of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. Public Company has delivered to Merger Partner accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Public Company and its Subsidiaries.

4.19       Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the financial advisor of Public Company, M&N Sarchet, Inc. (the “Public Company Financial Advisor”), has delivered to the Public Company Board an opinion to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate consideration (i.e., the Merger Partner Merger Shares) to be paid by Public Company in the Merger pursuant to this Agreement is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be provided by Public Company to Merger Partner within one (1) Business Day following the date of this Agreement solely for informational purposes to confirm delivery of such opinion to the Public Company Board (the “Opinion of Financial Advisor”).

4.20       Valid Issuance. The Public Company Series A Preferred Stock to be issued in the Share Issuances will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.21       “Combinations with Interested Stockholders” Statutes. Assuming the accuracy of the representations and warranties of Merger Partner in Section 3.23, Public Company Board has taken all actions so that (i) restrictions applicable to business combinations contained in Section 203 of Delaware Law, and (ii) the restrictions contained in NRS 78.411 through 78.444, inclusive, applicable to a “combination” (as defined in NRS 78.416), in each case, shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.22       Brokers; Fees and Expenses. Except as set forth on Section 4.22 of the Public Company Disclosure Schedule (which shall include the Public Company Financial Advisor), no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.23       Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the transactions hereunder.

4.24       Certain Business Relationships with Affiliates. Except as otherwise set forth on Section 4.24 of the Public Company Disclosure Schedule, neither any Affiliate of Public Company (other than a wholly owned subsidiary of Public Company) nor any of its or their current equityholders, directors, officers, or employees (a) owns any material property or right, tangible or intangible, which is used in the business of Public Company or any of its Subsidiaries, (b) has any material claim or cause of action against Public Company or any of its Subsidiaries, (c) owes any material money to, or is owed any material money by, Public Company or any of its Subsidiaries or (d) has or has had any direct or indirect interest of any kind in, or controls or has controlled, or is an officer, manager, director, equityholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, as applicable, (i) any Person that is a client, customer, supplier, vendor, distributor, lessor, lessee, debtor, creditor or competitor of Public Company or any of its Subsidiaries or (ii) any property, asset or right that is owned, held or used by Public Company or any of its Subsidiaries. Section 4.24(e) of the Public Company Disclosure Schedule describes any material Contracts between Public Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than a wholly owned subsidiary of Public Company) or any officer, manager, director, equityholder or employee of such Affiliate, on the other hand, which were entered into or have been in effect at any time since January 1, 2023, other than any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation and entered into in the Ordinary Course of Business.

4.25       Controls and Procedures, Certifications and Other Matters.

(a)       Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Public Company and to maintain accountability for Public Company’s and each of its Subsidiaries’ consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)       Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are reasonably designed to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c)       Except as otherwise set forth on Section 4.25(c) of the Public Company Disclosure Schedule, neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company or any of its Subsidiaries. Section 4.25(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

4.26       Books and Records. The minute books and other similar records of Public Company contain accurate summaries, in all material respects, of all actions taken at any meetings of Public Company’s stockholders, the Public Company Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting since January 1, 2021.

4.27       Privacy and Data Protection.

(a)       Public Company and its Subsidiaries have complied at all times, and currently comply, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under applicable data protection and privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Public Company and each of its Subsidiaries have all material rights necessary to process all personal data used in the business of Public Company or such Subsidiary, as applicable. Neither Public Company nor any of its Subsidiaries has received any written notice or complaint from any individual, third party and/or regulatory (x) authority alleging non-compliance by Public Company or any of its Subsidiaries with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.

(b)       Public Company and each of its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since January 1, 2021, no material breach or material security incident in relation to Public Company’s or any of its Subsidiaries’ personal data and/or proprietary data has occurred or, to the Public Company’s knowledge, is threatened, and there has been no actual or, to the Public Company’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Public Company’s or its Subsidiaries’ personal data and/or proprietary data.

4.28       No Shell Company Status. Public Company is not, and has never been, a “shell company” as such term is defined in Rule 405 under the Securities Act.

4.29       No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Ligand, Merger Partner nor any other Person on behalf of Ligand or Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Ligand and Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) or any representations and warranties of a signatory to the Lock-Up Agreement of Merger Partner) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements, or information (including the accuracy or completeness thereof).

ARTICLE V
CONDUCT OF BUSINESS

5.1         Covenants of Merger Partner. Except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, as expressly provided herein, or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall use commercially reasonable efforts to, act and carry on its business in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, or as expressly provided herein, or to the extent necessary to comply with any applicable Law, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)       (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of Merger Partner; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)       issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c)       except as required to give effect to anything in contemplation of the Closing, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;

(d)       acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Merger Partner and Merger Partner Subsidiary, taken as a whole;

(e)       except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Merger Partner;

(f)        enter into any material transaction other than in the Ordinary Course of Business;

(g)       license any material Intellectual Property to or from any third party;

(h)       initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement), other than a Permitted Settlement;

(i)        (i) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness of another Person in excess of $100,000 in the aggregate, (ii) issue, sell, or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person;

(j)        create or otherwise incur any encumbrance on any material asset of Merger Partner or any of its Subsidiaries, other than Permitted Liens;

(k)       incur, pay or otherwise agree to bear any Transaction Expenses in excess of the threshold set forth in Section 5.1 of the Merger Partner Disclosure Schedule;

(l)        forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(m)      enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Merger Partner Lease;

(n)      except in the Ordinary Course of Business, make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $1,000,000 in the aggregate;

(o)       make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(p)      except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.1(p), (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner or Merger Partner Subsidiary is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Merger Partner Subsidiary);

(q)      delay or fail to pay accounts payable and other obligations when due;

(r)       except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.1(r), (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products or products licensed by Merger Partner or Merger Partner Subsidiary or (ii) license any Intellectual Property rights to or from any third party;

(s)       open or close any facility or office;

(t)       make, change or revoke any material Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period in respect of material Taxes, enter into any closing agreement in respect of material Taxes, waive or extend any statute of limitations with respect to material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any material Tax Return; or

(u)      authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, (i) make any representation or warranty of Merger Partner in this Agreement untrue or incorrect, or (ii) impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.2       Covenants of Public Company. Except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed) or to the extent necessary to comply with any applicable Laws, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to, act and carry on its business in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Public Company Disclosure Schedule, as expressly provided herein, as required in connection with the Concurrent Financing, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Effective Time, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)       (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than any convertible securities of Public Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b)       issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Public Company Series A Preferred Stock pursuant to the Concurrent Financing, upon the exercise of Public Company Stock Options or Public Company Warrants or conversion of Public Company Preferred Stock, in each case, outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises), or other than a Permitted Issuance;

(c)       except as required to give effect to anything in contemplation of the Closing, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;

(d)      acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Public Company and its Subsidiaries, taken as a whole;

(e)       sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Public Company or any of its Subsidiaries;

(f)       except as set forth on Section 5.2(f) of the Public Company Disclosure Schedule, enter into any material transaction other than in the Ordinary Course of Business;

(g)       license any material Intellectual Property rights to or from any third party;

(h)       (i) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness of another Person in excess of $100,000 in the aggregate, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Public Company or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i)        create or otherwise incur any encumbrance on any material asset of Public Company or any of its Subsidiaries, other than Permitted Liens;

(j)        incur, pay or otherwise agree to bear any Transaction Expenses in excess of the threshold set forth in Section 5.2 of the Public Company Disclosure Schedule;

(k)       forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(l)        enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Public Company Lease;

(m)       make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $100,000 in the aggregate (other than any expenditures in the Ordinary Course of Business);

(n)       make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(o)       except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.2(o), (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its Subsidiaries);

(p)       except (A) in the Ordinary Course of Business or (B) in connection with any transaction otherwise specifically permitted by this Section 5.2(p), (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products or products licensed by Public Company or any of its Subsidiaries or (ii) license any Intellectual Property rights to or from any third party;

(q)       except as required to comply with the terms of a Public Company Employee Plan as in effect on the date of this Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any Public Company Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase or alter the compensation (including any compensation opportunities) or benefits of, or pay or grant any bonus or bonus opportunity or severance, change in control, retention, transaction or other similar compensation or benefits, to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Public Company Employee Plan, (v) grant any awards under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement), (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement); (vii) hire, promote or engage, or terminate (other than for cause), any employee or other individual service provider; or (viii) waive or release any noncompetition, nonsolicitation, confidentiality, assignment of Intellectual Property or other restrictive covenant obligation of any current or former employee or other individual service provider of Public Company or any of its Subsidiaries;

(r)       make, change or revoke any material Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period in respect of material Taxes, enter into any closing agreement in respect of material Taxes, waive or extend any statute of limitations with respect to material Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any material Tax Return;

(s)       commence any offering of shares of Public Company Common Stock or Public Company Preferred Stock, including pursuant to any employee stock purchase plan;

(t)       initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement), other than a Permitted Settlement;

(u)       fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of this Agreement;

(v)       open or close any facility or office;

(w)      delay or fail to pay accounts payable and other obligations when due; or

(x)       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

5.3       Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a letter agreement, dated as of November 14, 2024 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1         No Solicitation.

(a)       No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the earlier to occur of (i) the termination of this Agreement pursuant to Article VIII or (ii) the Effective Time, each of Merger Partner, Public Company and their respective Subsidiaries shall not, and each of Merger Partner and Public Company shall cause their respective directors, officers, employees and consultants not to, and shall instruct their respective attorneys and financial advisors (“Representatives”) not to, directly or indirectly:

(i)        solicit, seek, encourage, induce or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Inquiry;

(ii)       enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal or Acquisition Inquiry, or furnish to any Person any non-public information or afford any Person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii)      take any action to make the provisions of any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv)      publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Public Company and Merger Partner, and their respective Representatives, may (A) furnish non-public information with respect to Public Company and its Subsidiaries or Merger Partner, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any bona fide, unsolicited written Acquisition Proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn); provided, (x) that either Merger Partner or Public Company, as the case may be, receives from the Qualified Person an executed confidentiality agreement on terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) that the party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the Person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board, as the case may be, has determined in good faith (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any director, officer, attorney, or financial advisor of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.1 by Public Company or Merger Partner, as the case may be.

(b)       No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i)       (A) Merger Partner Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, (2) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, or (3) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each, a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) fail to include its recommendation of the approval of the Required Public Company Stockholder Proposals or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Required Public Company Stockholder Proposals, (2) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Share Issuances or the Public Company Charter Amendment, (3) after the receipt by Public Company of an Acquisition Proposal and Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Required Public Company Stockholder Proposals, fail to do so within ten (10) Business Days after its receipt of Merger Partner’s request, (4) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or (5) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each a “Public Company Board Recommendation Change”);

(ii)       each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii)      each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be, may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, with respect to a Superior Proposal, if: (i) such board of directors shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) such party has provided at least four (4) Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the Person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; (iv) such party has, and has caused its financial advisors and outside legal counsel to, during the four (4) Business Day period referred to in clause (ii) above, negotiate with the other party in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (to the extent the other party desires to negotiate); and (v) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s stockholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c)       Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications and materials from such Person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of its first decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party reasonably informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto made by the Person making an Acquisition Proposal, and (B) at least two (2) Business Days prior to the provision of any material non-public information of such party to any such Person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party.

(d)       Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective boards of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or Public Company or their respective boards of directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable board of directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless such communication expressly reaffirms its recommendation for the Merger and the other transactions contemplated hereby in such communication.

(e)       Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Merger Partner will each promptly revoke or withdraw access of any Person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such Person.

6.2          NYSE American Listing. Public Company shall use its commercially reasonable efforts, and shall take all reasonably necessary actions, to continue the listing of Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock on the NYSE American during the term of this Agreement (through and until the Effective Time) and to cause the shares of Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on the NYSE American at or prior to the Effective Time, including by filing the NYSE American Listing Application. Merger Partner will cooperate with Public Company to cause the NYSE American Listing Application to be conditionally approved prior to the Effective Time and shall promptly furnish to Public Company all information concerning Merger Partner and its officers, directors, and equityholders and such other matters, in each case, that may be required or reasonably requested in connection with any action contemplated by this Section 6.2.

6.3          Access to Information. Each of Public Company and Merger Partner shall (and Public Company shall cause its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and Public Company shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request in furtherance of the consummation of the Merger, the Concurrent Financing, or the other transactions contemplated by this Agreement; provided, however, that a party may restrict the foregoing access to the extent that (a) any applicable Law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation. Each of Public Company and Merger Partner will (and Public Company will cause its Subsidiaries to) hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Any information obtained pursuant to the access contemplated by this Section 6.3 shall be subject to the Confidentiality Agreement. Any access to any facilities of Merger Partner, Public Company, or any of their Subsidiaries, shall be subject to the reasonable security measures and insurance requirements of Merger Partner, Public Company, or any of their Subsidiaries, as applicable, and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of any material notice, report or other document received from any Governmental Entity in connection with the Merger or any of the transactions contemplated by this Agreement.

6.4          Stockholder Approval.

(a)           Promptly after the execution of this Agreement, and in any event no later than one (1) Business Day thereafter, Merger Partner shall solicit and obtain the Merger Partner Stockholder Approval by the Merger Partner Written Consent for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby and (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Merger Partner Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable Laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s stockholder in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholder consent to the adoption of this Agreement and approval of the Merger.

(b)           Subject to Section 6.1(b), promptly after the execution of this Agreement, and in any event no later than one (1) Business Day thereafter, in lieu of calling a meeting of the stockholders of Public Company, Public Company shall solicit and obtain the Required Public Company Stockholder Approvals by the Public Company Written Consent. As soon as reasonably practicable after the Public Company Written Consent has been duly executed, Public Company shall deliver to Merger Partner a copy of the Public Company Written Consent.

(c)           In the event that the Required Public Company Stockholder Approvals are obtained in accordance with Section 6.4(b), Public Company shall, as promptly as practical thereafter, and in any event within twenty (20) Business Days of the date of this Agreement, file with the SEC the Information Statement prepared by the Public Company in consultation with Merger Partner and its counsel as provided below and describing this Agreement and the Merger and the other transactions related thereto. Public Company shall include in the Information Statement the Opinion of Financial Advisor, in its entirety, together with a summary thereof (which summary shall comply with the provision of Item 1015(b) of Regulation M-A promulgated by the SEC). As promptly as reasonably practicable after the Information Statement has been cleared by the SEC (including receipt of confirmation from the SEC that the Information Statement will not be reviewed) or promptly after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, Public Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Public Company’s stockholders of record in accordance with applicable Law. In connection with the Public Company Written Consent and the Information Statement, Public Company shall take all actions necessary to comply, and shall comply in all material respects, with applicable Law, the bylaws and the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, as applicable. Public Company shall cause the definitive Information Statement (or any amendment or supplement thereto) that is filed with the SEC and at the time the definitive Information Statement is mailed to the stockholders of the Public Company, to not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Public Company and Merger Partner shall cooperate with one another (i) in connection with the preparation of the Information Statement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement. Merger Partner and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement each time before it is filed with the SEC, and Public Company shall give reasonable and good faith consideration to any comments made by Merger Partner and its counsel. No amendment or supplement to the Information Statement shall be made by Public Company without the prior written consent of Merger Partner (such consent not to be unreasonably withheld, conditioned or delayed). Public Company shall provide Merger Partner and its counsel with (i) any comments or other communications, whether written or oral, that Public Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in Public Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by Public Company), including by participating with Public Company or its counsel in any discussions or meetings with the SEC. Public Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to any and all comments received on the Information Statement from the SEC, including by taking the actions set forth in Section 6.4(b) of the Public Company Disclosure Schedule. If any information relating to Merger Partner or Public Company, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party hereto, which information should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) Public Company shall promptly prepare (with the assistance of Merger Partner as provided for in this Section 6.4(b)) an amendment or supplement to the Information Statement and (ii) Public Company shall cause the Information Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(d)           Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.1 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.1, Public Company’s obligation to obtain the Required Public Company Stockholder Approvals by the Public Company Written Consent in accordance with Section 6.4(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

(e)           Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, (i) Public Company shall use its reasonable best efforts to solicit from the stockholders of Public Company consent in favor of the Required Public Company Stockholder Approvals, (ii) Public Company shall ensure that the Public Company Written Consent solicited in connection with the Required Public Company Stockholder Approvals is in material compliance with all applicable Laws and (iii) Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(f)           Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.5          Legal Conditions to Merger.

(a)           Subject to the terms hereof, including Section 6.5(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Laws, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b)           Each of Merger Partner and Public Company shall use reasonable best efforts to give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as the case may be, from occurring prior to or after the Effective Time. Notwithstanding the foregoing, upon request of Merger Partner, Public Company will provide a guaranty of any Merger Partner Leases requested by a lessor thereunder to the extent such guaranty is conditioned on the occurrence of the Closing and effective at or after the Effective Time.

(c)           Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective Subsidiaries, to (i) cooperate and to use their respective commercially reasonable efforts to obtain any required government clearances or approvals under any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), and (ii) respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(d)           Subject to the terms hereof, Public Company and Merger Partner shall, and shall cause their respective Subsidiaries to negotiate in good faith and agree on (i) the final form of Zelsuvmi Royalty Agreement between Merger Partner and Nomis Bay, (ii) the final form of CHRO Ligand Legacy Product Royalty Agreement between Public Company and Ligand, (iii) the final form of CHRO Nomis Bay Legacy Product Royalty Agreement between Public Company and Ligand, and (iv) the final form of CHRO Management Legacy Product Royalty Agreement between Public Company and those other Persons signatory thereto, in each case in substantially the form attached to the Securities Purchase Agreement with such modifications as Public Company, Merger Partner and the other parties thereto may mutually agree, in order to satisfy the conditions to consummation of the Concurrent Financing as set forth in the Securities Purchase Agreement.

6.6          Public Disclosure. The initial press release announcing the execution of this Agreement shall be issued only (i) in such form as shall be mutually agreed upon by Public Company and Merger Partner and (ii) following receipt of the Merger Partner Written Consent and Public Company Written Consent. No party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any other press release or otherwise make any public statement with respect to the Merger or this Agreement unless required by applicable Law or stock exchange rule, in which case the party required to make such disclosure shall use commercially reasonable efforts to consult with the other party before making any such press release or public statement; provided that Public Company and Ligand (with respect to Merger Partner) may comply with SEC requirements under the Securities Act or the Exchange Act that require any disclosure, without the consent of other parties hereto. Without limiting the foregoing, Public Company shall, by 9:00 a.m. Eastern Time, on the first (1st) Business Day immediately following the date of exchange by the parties of the executed copies of the Merger Partner Written Consent and Public Company Written Consent, file with the SEC a Current Report on Form 8-K in form and substance as reasonably approved by Merger Partner (which approval shall not be unreasonably withheld, conditioned or delayed).

6.7          Intended Tax Treatment. The parties intend that the Merger and the Concurrent Financing qualify for the Intended Tax Treatment. Each of the parties shall use reasonable best efforts to cause the Merger and the Concurrent Financing to so qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which would reasonably be expected to prevent or impede the Merger the Concurrent Financing from so qualifying. The Merger and the Concurrent Financing shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.8          Affiliate Legends. Section 6.8 of the Merger Partner Disclosure Schedule sets forth a list of those Persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Series A Preferred Stock or Public Company Common Stock to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Series A Preferred Stock or Public Company Common Stock.

6.9          D&O Indemnification.

(a)           From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective Subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the applicable certificate or articles of incorporation and bylaws. Each Indemnified Person will be entitled to advancement of expenses (including reasonable and documented attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the Indemnified Persons of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the NRS, as applicable, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate or articles of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.

(b)           Prior to the Effective Time, Public Company shall determine in good faith to either (i) continue to maintain in effect for six (6) years after the Effective Time, the Public Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies in place as of the date hereof or (ii) purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Pubic Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(c)           Prior to the Effective Time, Merger Partner shall determine in good faith to either (i) continue to maintain in effect for six (6) years after the Effective Time, the Merger Partner’s or its Affiliates’ directors’ and officers’ insurance policies and fiduciary liability insurance policies in place as of the date hereof or (ii) purchase a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(d)           Public Company shall pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by a Person in successfully enforcing such Person’s rights provided in this Section 6.9.

(e)           Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Merger Partner or any of their respective Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any Person who is a beneficiary under the policies referred to in this Section 6.9 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.

(f)           If the Surviving Corporation or Public Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume all of the obligations of such Person set forth in this Section 6.9.

(g)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

6.10        Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in a manner that would reasonably be expected to cause the failure of a condition set forth in Article VII, in each case, at any time from and after the date of this Agreement until the Effective Time, or (ii) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.11        Employee Communications. Public Company and Merger Partner will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice and comments, prior to providing any notices or other written or broad-based communications to their respective employees or other individual service providers regarding this Agreement or the Merger and the effects thereof on the employment or service, compensation or benefits of their respective employees or other individual service providers; provided, that the foregoing shall not apply to any later communication of information that is the same as, or is substantially similar to, information with respect to which Merger Partner has previously provided its consent.

6.12        IRS Form W-9. On or prior to the Closing Date, Ligand shall deliver to Public Company a completed and executed IRS Form W-9 of Ligand.

6.13        State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation (or any similar anti-takeover provision of Merger Partner’s or Public Company’s governing documents) is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (i) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.14        Security Holder Litigation. Notwithstanding anything to the contrary herein, (i) prior to the Closing, Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement (“Security Holder Litigation”), the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Public Company, and whether a direct or derivative claim, against Public Company, any Subsidiary of Public Company and/or any of their respective directors or officers; provided, that Public Company shall give Merger Partner the opportunity to participate in the defense of any such Security Holder Litigation and shall not settle any such Security Holder Litigation without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) prior to the Closing, Merger Partner shall have the right to control the defense and settlement of any Security Holder Litigation, the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Merger Partner against Merger Partner and/or its directors or officers; provided, that Merger Partner shall give Public Company the opportunity to participate in the defense of any such Security Holder Litigation and shall not settle any such Security Holder Litigation without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed).

6.15        Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act; provided, that Merger Partner has provided Public Company with information concerning directors, officers and/or equityholders of Merger Partner sufficient for Public Company to take such steps.

6.16        Calculation of Exchange Ratio.

(a)           Not less than ten (10) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Public Company shall deliver to Merger Partner a draft schedule (the “Draft Exchange Ratio Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of the Exchange Ratio as of the Anticipated Closing Date; provided, that Merger Partner shall make available to Public Company the Merger Partner capitalization information required to calculate the Exchange Ratio, or any such additional information of Merger Partner as Public Company may reasonably request. Public Company shall make available to Merger Partner the work papers and back-up materials used in or reasonably relevant to preparing the Draft Exchange Ratio Schedule and, if reasonably requested by Merger Partner, Public Company’s transfer agent, accountants and counsel at reasonable times and upon reasonable advance notice. Public Company shall consider in good faith and incorporate any comments provided by Merger Partner within four (4) Business Days of delivery of the Draft Exchange Ratio Schedule.

(b)           Not less than four (4) (but no more than six (6)) Business Days prior to the Anticipated Closing Date, Public Company will deliver to Merger Partner a proposed final schedule (the “Final Exchange Ratio Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of the Exchange Ratio, prepared and certified by Public Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of Public Company), which shall, absent fraud or manifest error, be conclusive and binding on the parties hereto.

6.17        Continuing Employee Offers. Within ten (10) days following the date hereof, Merger Partner shall provide to Public Company a true and complete list of all Continuing Employees. Public Company shall, no later than five (5) days prior to the Anticipated Closing Date, make offers of employment to each Continuing Employee on terms and conditions determined by Merger Partner and communicated to Public Company. Each such employment offer shall be effective as of and contingent upon the occurrence of the Closing.

6.18        Merger Partner Financials. As promptly as reasonably practicable following the date hereof, Merger Partner shall deliver to Public Company any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Information Statement or any other filing required by applicable Law. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Information Statement or any other filing required by applicable Law (A) will fairly present in all material respects the financial position of Merger Partner as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments, none of which is expected to be material), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments, none of which is expected to be material), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of Merger Partner’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

6.19        Amendment to Public Company Equity Plan. Prior to the Effective Time, the Public Company Board will amend, or amend and restate, the existing Public Company Equity Plan in form and substance as agreed to by Public Company and Merger Partner (such agreement not to be unreasonably withheld, conditioned or delayed by either party), subject to the Closing and the approval of the stockholders of the Public Company and effective as of the Effective Time, and will include provisions in the Public Company Written Consent for the stockholders of Public Company to approve the Equity Incentive Plan Amendment Proposal.

6.20        Obligations of Merger Sub. Public Company will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII
CONDITIONS TO MERGER

7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           Stockholder Approvals. The Merger Partner Stockholder Proposal shall have been approved by means of the Merger Partner Written Consent by the requisite vote of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Required Public Company Stockholder Proposals shall have been approved by means of the Public Company Written Consent by the requisite vote of the stockholders of Public Company under applicable Law.

(b)           Compliance with Rule 14c-2 and SEC Rules. 20 calendar days shall have elapsed following the commencement of mailing of the Information Statement to Public Company’s shareholders; provided, that, to the extent any rules and regulations of the SEC applicable to the Information Statement require a longer period than such 20 calendar days, then this condition shall only be satisfied upon the expiration of such longer period.

(c)           No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stop order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)           NYSE American Notification. (i) The NYSE American Listing Application shall have been approved and any notification required by the NYSE American shall have been made, and (ii) the shares of the Public Company Common Stock issuable upon conversion of the Public Company Series A Preferred Stock to be issued pursuant to the Share Issuances shall have been approved for listing (subject to official notice of issuance) on the NYSE American.

(e)           Concurrent Financing. The Concurrent Financing shall have been consummated or will be consummated concurrently with the Closing or immediately prior to the Closing in accordance with the terms of the Securities Purchase Agreement.

7.2          Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:

(a)           Representations and Warranties. The representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.1, 3.2, 3.4, 3.7(a), 3.19 and 3.20 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct in all but de minimis respects.

(b)           Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)           No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)           Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by the Chief Executive Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

(e)           Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.2(e) of the Merger Partner Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.

7.3          Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

(a)           Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.1, 4.2, 4.4, 4.7(a), 4.22 and 4.24 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct in all but de minimis respects.

(b)           Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)           No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)           Resignations. Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each director and officer (for such officers, limited to the offices held by such officers and not to such officer’s employment) of Public Company and its Subsidiaries, other than a resignation from the individual designated a director to Public Company Board by the Public Company in compliance with Section 1.5(a).

(e)           Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.3(e) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

(f)           Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by the Chief Executive Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Stockholder Proposal by the stockholders of Merger Partner or approval of the Required Public Company Stockholder Proposals by the stockholders of Public Company:

(a)           by mutual written consent of Public Company and Merger Partner;

(b)           by either Public Company or Merger Partner if the Merger shall not have been consummated by October 31, 2025 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Public Company or Merger Partner if such party’s (or in the case of Public Company, Merger Sub’s) failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date);

(c)           by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)           by Merger Partner if the Required Public Company Stockholder Approvals are not obtained by delivery of the Public Company Written Consent on or prior to 5:00 p.m., New York City time, on the date that is two (2) Business Days after the execution of this Agreement;

(e)           by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.4(a);

(f)           by Merger Partner, at any time prior to the receipt of the Required Public Company Stockholder Approvals, if: (i) the Public Company Board shall have effected a Public Company Board Recommendation Change, or (ii) Public Company shall have materially breached its obligations under Section 6.1 or Section 6.4(b);

(g)           by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; provided, that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h)           by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; provided, that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Public Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective; or

(i)            by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Merger Partner Written Consent on or prior to 5:00 p.m., New York City time, on the date that is two (2) Business Days after the execution of this Agreement.

8.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any material and willful breach of this Agreement or Fraud and (b) the provisions of Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) (other than Section 9.14) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. A “material and willful breach” by a party of a provision of this Agreement means a material breach that is the consequence of a party knowingly undertaking an action, or failing to undertake an action, with the understanding that the action, or failure to act, was or would reasonably be expected to be a breach by such party of the applicable provisions of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a material and willful breach hereunder.

8.3          Fees and Expenses. Except as set forth in this Section 8.3 or expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing:

(a)           Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Information Statement and any amendments or supplements thereto;

(b)           If the Merger is consummated, Public Company shall pay all amounts due to outside legal counsel of each of Public Company, Merger Partner and Ligand that are reasonably incurred in such outside legal counsel’s capacity as such in connection with the Merger, the Concurrent Financing and the other transactions contemplated hereby, or as previously incurred in such outside legal counsel’s capacity as such in the ordinary course of business with the Public Company.

(c)           Public Company shall pay all reasonable attorneys’ fees and other costs (including expert witness fees) incurred by Ligand, Merger Partner and/or Nomis Bay in connection with such Person’s defense against any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator arising or relating to this Agreement or the Concurrent Financing.

ARTICLE IX
MISCELLANEOUS

9.1          Non-survival of Representations, Warranties and Agreements. Subject to the limitations set forth in this Section 9.1, the Surviving Representations shall survive the Effective Time until the date that is twelve (12) months from the Effective Time (the “Survival Period”), provided, however, that no party will be liable or otherwise required to pay (except in the case of Fraud) in respect of the Surviving Representations for claims in excess of $10,000,000 in the aggregate with respect to all claims. It is the express intent of the parties that if Survival Period is shorter or longer than the statute of limitations that would otherwise have been applicable to such claim, then, by contract, the applicable statute of limitations with respect to such claim shall be reduced to the shortened or increased to the extended Survival Period contemplated hereby. Other than the Surviving Representations, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.2          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a)           if to Public Company or Merger Sub, to:

Channel Therapeutics Corporation
4400 Route 9 South, Suite 1000

Freehold, NJ 07728
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas

New York, NY 10020
Attention: David E. Danovitch, Esq.

Email:

(b)           if to Merger Partner, to:

LNHC, Inc.
555 Heritage Drive, Suite 200

Jupiter, FL 33458
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020
Attention: Peter Handrinos; Leah Sauter

Email: peter.handrinos@lw.com; leah.sauter@lw.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 9.2.

9.3          Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4          Amendment. Subject to applicable Law, and Section 6.9(e) (D&O Indemnification), this Agreement may be amended with the approval of the Public Company Board and the Merger Partner Board, at any time prior to the Effective Time (whether before or after obtaining the Public Company Written Consent or the Merger Partner Written Consent); provided, however, that after the Public Company Written Consent or the Merger Partner Written Consent have been obtained, no amendment to this Agreement may be made without the further approval of the stockholders of Public Company or Merger Partner, as applicable, if such further approval is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Public Company and Merger Partner.

9.5          Extension; Waiver. Public Company may (a) extend the time for the performance of any of the obligations or other acts of Merger Partner set forth herein, (b) waive any inaccuracies in the representations and warranties of Merger Partner set forth herein or (c) waive compliance by Merger Partner with any of the agreements or conditions set forth herein. Merger Partner may (i) extend the time for the performance of any of the obligations or other acts of Public Company or any of its Subsidiaries, set forth herein, (ii) waive any inaccuracies in the representations and warranties of Public Company or any of its Subsidiaries set forth herein or (iii) waive compliance by Public Company or any of its Subsidiaries with any of the agreements or conditions set forth herein. Any agreement on the part of any such party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.6          Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

9.7          No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.9.

9.8          Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.8 is void.

9.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10        Counterparts and Signature. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To the extent signed and delivered by means of a facsimile machine, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, this Agreement shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.11        Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least one (1) Business Day prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR prior to the date of this Agreement. When used in the Agreement, “Person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, joint venture, trust, or other entity or business association.

9.12        Governing Law. This Agreement and all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement (collectively, “Relevant Matters”) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. For the avoidance of doubt, all matters relating to the internal affairs of Public Company (including the fiduciary duties of its directors and officers) shall be governed by the internal Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Nevada.

9.13        Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.14        Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating any Relevant Matter, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to any Relevant Matter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.14, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.15        WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

9.16        No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Merger Partner, Public Company, Merger Sub and the Indemnified Persons to the extent of their respective rights pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.17        Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (i) the corresponding section of this Agreement and (ii) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

9.18        Certain Defined Terms. For purposes of this Agreement:

(a) “A.G.P. Warrants” means the warrants to purchase up to 55,000 shares of Public Company Common Stock, issued by Public Company to A.G.P./Alliance Global Partners pursuant to that certain underwriting agreement, dated February 15, 2024, as amended by that certain Letter Agreement, dated February 16, 2024.

(b)           “Acquisition Inquiry” means, with respect to Merger Partner or Public Company, as applicable, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner, on the one hand, or Public Company, on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the Concurrent Financing.

(c)           “Acquisition Proposal” means, with respect to Public Company or Merger Partner, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (ii) any proposal for the issuance by such party of 15% or more of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement; provided, however, that no inquiry, proposal, or offer received pursuant to the terms of the Concurrent Financing shall be an Acquisition Proposal.

(d)           “Certificate of Designations” means the Certificate of Designations of Series A Convertible Preferred Stock of Public Company in the form attached hereto as Exhibit D.

(e)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)           “Continuing Employee” means an employee or contractor of Merger Partner or one of its Affiliates who is expected to perform services for Public Company and its Subsidiaries effective upon Closing.

(g)           “Contract” means, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound under applicable Law.

(h)           “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, agreement, program, policy or arrangement providing direct or indirect compensation or benefits to or for the benefit of any current or former employee, director or other individual service provider, including insurance coverage (including any health, dental, vision and cafeteria plan benefits), employment agreements, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, retention benefits, paid time off benefits, nonqualified deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements.

(i)           “Environmental Law” means any Law, regulation, order, decree, permit, authorization, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources; (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(j)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)            “ERISA Affiliate” means any Person, entity (whether or not incorporated) or trade or business that is, or at any applicable time was, treated as a “single employer” or under common control with Public Company or Merger Partner, as applicable, or any Subsidiary or Affiliate of Public Company or Merger Partner, as applicable, within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(l)           “Excluded Contracts” means (i) Contracts solely concerning non-exclusive rights granted to Merger Partner or Public Company (as applicable) that are not material to the business of such Person, including any Contract solely for the license of “off-the-shelf” software that is available on standard commercial terms, (ii) Contracts the terms of which are solely focused on obligations relating to non-disclosure or confidentiality or assignments of Intellectual Property (to the extent in customary form and copies of which forms have been made available to Public Company or Merger Partner, as applicable), in each case entered into in the Ordinary Course of Business, (iii) statements of work, works orders, project annexes, purchase orders and associated terms and conditions to the extent the Contract accompanying such statements of work, works orders, project annexes, purchase orders, and associated terms and conditions has been made available to Public Company or Merger Partner, as applicable, (iv) agreements with clinical trial sites, and (v) solely with respect to Public Company, Contracts related to Intellectual Property that has been abandoned as of the date hereof, including those identified on Section 9.18(k) of the of the Public Company Disclosure Schedule.

(m)            “Fraud” means an actual (and not constructive, promissory, imputed, reckless or negligent) common law fraud under the laws of the State of Delaware by a party hereto in the making of the representations and warranties by such party as set forth in Article III or Article IV, as applicable, and not with respect to any other matters.

(n)          “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(o)           “Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations or liabilities (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the applicable payoff letter) of such Person (i) for borrowed money, (ii) evidenced by debt securities, bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) in respect of liabilities of others that are secured by (or which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (v) under leases required to be accounted for as capital leases under GAAP, (vi) with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (vii) relating to all reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case solely to the extent drawn; (viii) relating to commitments to repurchase equity securities of such Person, (ix) in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements, or (x) under any guarantee of any such indebtedness described in the foregoing clauses (i) through (ix) (other than, in each case, any such obligations or liabilities between or among such Person and its Subsidiaries).

(p)           “Information Statement” means a definitive information statement, including the related preliminary information statement, and any amendment or supplement thereto, in each case prepared in accordance with Section 14(c) and Schedule 14C of the Exchange Act and relating to the Merger and this Agreement to be mailed to the stockholders of the Public Company following the receipt of the Public Company Written Consent.

(q)           “Intellectual Property” means the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(r)           “Intellectual Property Registrations” means Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Internet domain names and social media accounts and identifiers, which are issued by, filed with, or recorded by any third party.

(s)           “knowledge of Merger Partner” and similar expressions mean the actual knowledge of the individuals identified on Schedule K of the Merger Partner Disclosure Schedule for this purpose.

(t)           “knowledge of Public Company” and similar expressions mean the actual knowledge of the individuals identified on Schedule K of the Public Company Disclosure Schedule for this purpose.

(u)           “Law” means each applicable transnational, domestic or foreign federal, state or local laws (statutory, common or otherwise), order, judgment, rule, code, edict, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any applicable stock exchange rule or requirement.

(v)           “Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

(w)           “Merger Partner Incorporation” means the date of incorporation of Merger Partner, which is September 8, 2023.

(x)           “Merger Partner Intellectual Property” means the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.

(y)           “Merger Partner Licensed Intellectual Property” means all Intellectual Property that is licensed to Merger Partner or a Merger Partner Subsidiary by any individual or entity, excluding any Intellectual Property that is licensed to Merger Partner or a Merger Partner Subsidiary under Excluded Contracts.

(z)           “Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a Merger Partner Material Adverse Effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner or any Merger Partner Subsidiary, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner operates generally (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (v) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (vii) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (vii), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), (viii) the taking of any action, or the failure to take any action, by Merger Partner that is expressly required under the terms of this Agreement, or (ix) any equityholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement.

(aa)           “Merger Partner Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Merger Partner or a Merger Partner Subsidiary, in whole or in part.

(bb)         “Merger Partner Registrations” means Intellectual Property Registrations that are registered or filed in the name of Merger Partner or a Merger Partner Subsidiary or where Merger Partner or a Merger Partner Subsidiary is the assignee thereof, in each case, alone or jointly with others.

(cc)         “Merger Partner Subsidiary” means the entities set forth on Section 3.3(a) of the Merger Partner Disclosure Schedule.

(dd)         “Nomis Bay” means Nomis Bay Ltd., a Bermuda exempted company.

(ee)         “Ordinary Course of Business” means, with respect to a Person, in the ordinary course of business consistent in all material respects with past practice of such Person.

(ff)         “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(gg)          “Permitted Issuance” means (i) any issuance made pursuant the committed equity financing facility pursuant to that certain Common Stock Purchase Agreement, dated as of July 26, 2024, by and between the Company and Tikkun Capital LLC (as amended, restated, supplemented or otherwise modified from time to time), and any transactions contemplated thereby, including the issuance and sale of shares thereunder, up to a maximum of $1,000,000 in total proceeds from such issuances in the aggregate, and (ii) any issuance made in connection with a the conversion of that certain Convertible Note dated July 24, 2024 held by 3i, in the principal amount of $750,000 (the “3i Convertible Note”) into Public Company Common Stock in accordance with its terms.

(hh)         “Permitted Liens” means (i) Liens of landlords, carriers, warehousemen, mechanics, vendors, materialmen or other Persons securing obligations arising in the Ordinary Course of Business that are not yet due and payable, (ii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (iii) Liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in the Ordinary Course of Business, (iv) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Most Recent Balance Sheet or the Public Company Balance Sheet, (v) Liens incurred in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner or Public Company, as applicable, (vi) Liens arising under applicable securities Law and (vii) Liens expressly set forth in Excluded Contracts.

(ii)        “Permitted Settlement” means, with respect to any Person, a settlement by such Person of any pending legal proceeding that: (i) provides for the payment by such Person of money damages not to exceed $100,000 in the aggregate and no other relief of any nature; and (ii) includes an unconditional release and wavier of future claims by all plaintiffs in favor of such Person.

(jj)           “Public Company Charter Amendment” means the amendment to change the name of Public Company to “Pelthos Therapeutics Inc.”

(kk)           “Public Company Common Stock” means the shares of common stock, $0.0001 par value per share, of Public Company.

(ll)         “Public Company Employee Plans” means all Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Public Company or any of its Subsidiaries or with respect to which Public Company or any of its Subsidiaries have any Liability.

(mm)           “Public Company Intellectual Property” means the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

(nn)      “Public Company Licensed Intellectual Property” means all Intellectual Property that is licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries, as applicable, excluding any Intellectual Property that is licensed to Public Company or any of its Subsidiaries under Excluded Contracts.

(oo)        “Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination of the occurrence of a Public Company Material Adverse Effect, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, alone or in combination, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (v) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (vi) a change in the public trading price of Public Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur), (vii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (viii) any failure by Public Company or any of its Subsidiaries to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, (ix) any failure by Public Company or any of its Subsidiaries to meet any internal guidance, budgets, plans or forecasts of such Person’s revenues, earnings or other financial performance or results of operations, (x) the taking of any action, or the failure to take any action, by Merger Partner that is expressly required under the terms of this Agreement, (xi) any changes in or affecting research and development, preclinical studies, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Entity) conducted by or on behalf of Public Company or any of its Subsidiaries or licensees in respect of such Person’s products or product candidates, (xii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Public Company’s or any of its Subsidiaries’ product candidates, including product candidates licensed out to the third parties, (xiii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement, or (xiv) any of the matters set forth on Section 9.18(oo) of the Public Company Disclosure Schedule (but in the case of clauses (vi), (vii), (viii), or (ix), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).

(pp)        “Public Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part.

(qq)        “Public Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of Public Company or any of its Subsidiaries, or where Public Company or any of its Subsidiaries is the assignee thereof, in each case, alone or jointly with others.

(rr)        “Qualified Person” means any Person making a bona fide, unsolicited written Acquisition Proposal that the Public Company Board or the Merger Partner Board, as the case may be, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as the case may be, of its obligations under Section 6.1(a).

(ss)          “Specified Time” means the earliest to occur of (i) the Effective Time, (ii) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Required Public Company Stockholder Proposals, (iii) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Stockholder Proposal, and (iv) the time at which this Agreement is terminated in accordance with the terms hereof.

(tt)         “Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written Acquisition Proposal (for purpose of this definition, replacing all references in such definition to 15% with 50%), (i) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and outside legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement for at least four (4) Business Days) that the board of directors of such party determines to be relevant, and (ii) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation as compared to the transactions contemplated hereby).

(uu)          “Subsidiary” means, with respect to a Person, an entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(vv)        “Surviving Representations” means, (i) with respect to Merger Partner, all of the representations and warranties set forth in Article III, other than Section 3.5(b), Section 3.7(ii), Section 3.11(a) and the first sentence of Section 3.11(b), and (ii) with respect to Public Company, all of the representations and warranties set forth in Article IV, other than Section 4.5(e), Section 4.7(ii), Section 4.11(a) and the first sentence of Section 4.11(b).

(ww)        “Taxes” means any taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind imposed by the United States of America or any state, local or non-U.S. government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items.

(xx)       “Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with, or required to be filed with, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

(yy)         “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

(zz)       “Transaction Expenses” means, with respect to Public Company and its Subsidiaries or Merger Partner and Merger Partner Subsidiary, as applicable and without duplication, the sum of (i) all premiums, underwriting costs, brokerage commissions, and costs and expenses incurred by such party, (ii) all costs, fees and expenses incurred by such party at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any agreements, documents, certificates, opinions or other items contemplated hereby and the consummation of the Merger or the other transactions contemplated hereby, and (iii) any Liabilities arising from (1) any sale, retention, change of control, transaction or similar payment or benefit or any severance or other termination-related payment or benefit that is or may become payable to any current or former director, officer, employee or individual service provider as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (2) any accrued but unpaid bonuses, severance, retirement plan contributions, and vacation or paid time off (including the employer portion of any payroll, employment or similar Taxes related thereto) and (3) the employer portion of any payroll or similar Taxes payable with respect thereto, in each case, that are unpaid as of the Effective Time, including brokerage fees and commissions, finders’ fees or financial advisory fees payable by such Person at or prior to the Effective Time.

(aaa)         “Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its Subsidiaries, as applicable.

(bbb)       Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

3i Convertible Note	Section 9.18(gg)
401(k) Plan	Section 6.17
ACA	Section 4.14(b)
Affiliate	Section 3.2(b)
Aggregate Valuation	Section 2.1(c)(i)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anticipated Closing Date	Section 6.16(a)
Antitrust Laws	Section 6.5(c)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Charter Amendment Proposal	Recitals
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Concurrent Financing	Recitals
Confidentiality Agreement	Section 5.3
DGCL	Recitals
Draft Exchange Ratio Schedule	Section 6.16(a)
Effective Time	Section 1.1
Equity Incentive Plan Amendment Proposal	Recitals
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.2(b)
FDA	Section 3.16(a)
Final Exchange Ratio Schedule	Section 6.16(b)
Financial Statements	Section 3.5(a)
GAAP	Section 3.5(a)
Governmental Entity	Section 3.4(c)
IND	Section 3.16(a)
Indemnified Persons	Section 6.9(a)

Intended Tax Treatment	Recitals
IRS	Section 2.2(f)
Liens	Section 3.4(b)
Ligand	Preamble
Ligand Insurance Policies	Section 3.18
Lock-Up Agreements	Recitals
Merger	Recitals
Merger Partner	Preamble
Merger Partner Allocation Percentage	Section 2.1(c)(ii)
Merger Partner Authorizations	Section 3.16(b)
Merger Partner Board	Recitals
Merger Partner Board Recommendation Change	Section 6.1(b)(i)
Merger Partner Capital Stock	Recitals
Merger Partner Disclosure Schedule	Article III
Merger Partner Leases	Section 3.9(b)
Merger Partner Merger Shares	Section 2.1(c)(iii)
Merger Partner Outstanding Shares	Section 2.1(c)(iv)
Merger Partner Stockholder Approval	Section 3.4(a)
Merger Partner Stockholder Proposal	Section 3.4(a)
Merger Partner Valuation	Section 2.1(c)(v)
Merger Partner Written Consent	Section 3.4(d)
Merger Sub	Preamble
Most Recent Balance Sheet	Section 3.5(a)
Most Recent Balance Sheet Date	Section 3.5(a)
NRS	Recitals
NYSE American	Section 2.2(b)
NYSE American Listing Application	Section 4.4(c)
Opinion of Financial Advisor	Section 4.19
Other Public Company Stockholder Proposal	Section 3.5(b)
Outside Date	Section 8.1(b)
Permits	Section 3.16(a)
Post-Closing Public Company Shares	Section 2.1(c)(vi)
Public Company	Preamble
Public Company Allocation Percentage	Section 2.1(c)(vii)
Public Company Authorizations	Section 4.16(a)
Public Company Balance Sheet	Section 4.5(b)
Public Company Board	Recitals

Public Company Board Recommendation Change	Section 6.1(b)(i)
Public Company Closing Price	Section 2.1(c)(viii)
Public Company Contingent Workers	Section 4.17(b)
Public Company Disclosure Schedule	Article IV
Public Company EIP	Section 4.2(b)
Public Company Equity Awards	Section 4.2(b)
Public Company Financial Advisor	Section 4.19
Public Company Insurance Policies	Section 4.18
Public Company Leases	Section 4.9(b)
Public Company Outstanding Shares	Section 2.1(c)(ix)
Public Company Preferred Stock	Section 4.2(a)
Public Company RSU Award	Section 4.2(b)
Public Company SEC Reports	Section 4.5(a)
Public Company Series A Preferred Stock	Recitals

Public Company Stock Option	Section 4.2(b)
Public Company Stock Plans	Section 4.2(b)
Public Company Valuation	Section 2.1(c)(x)
Public Company Warrants	Section 4.2(c)
Public Company Written Consent	Section 4.4(d)
Recommendation Change Notice	Section 6.1(b)
Regulating Authorities	Section 3.16(a)
Representatives	Section 6.1(a)
Required Public Company Stockholder Approvals	Section 3.5(b)
Required Public Company Stockholder Proposals	Section 3.5(b)
Rule 145 Affiliates	Section 6.8
SEC	Section 3.4(c)
Securities Act	Section 3.2(b)
Security Holder Litigation	Section 6.14
Share Issuances	Recitals
Securities Purchase Agreement	Recitals
Surviving Corporation	Section 1.3
Treasury Stock Method	Section 2.1(c)(xi)
WARN Act	Section 3.17(e)

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHANNEL THERAPEUTICS CORPORATION

By:		/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	Chief Executive Officer and Chief Financial Officer

CHRO MERGER SUB INC.

By:		/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	President

LNHC, INC.

By:		/s/ Richard Baxter
	Name:	Richard Baxter
	Title:	Senior Vice President, Investment Operations

For purposes of Article III:

LIGAND PHARMACEUTICALS INCORPORATED

By:		/s/ Richard Baxter
	Name:	Richard Baxter
	Title:	Senior Vice President, Investment Operations

[Signature Page to Agreement and Plan of Merger]